As filed with the Securities and Exchange Commission on June 29, 1998.
                                                     Registration No. 333-52279

================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                          PRE-EFFECTIVE AMENDMENT NO. 1
                                       TO

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ________________

                         CARDINAL FINANCIAL CORPORATION
                 (Name of small business issuer in its charter)

            Virginia                            6021                        54-1874630
(State or other jurisdiction of     (Primary Standard Industrial         (I.R.S. Employer
 incorporation or organization)      Classification Code Number)      Identification Number)

                                10641 Lee Highway
                             Fairfax, Virginia 22030
                                 (703) 934-9200
    (Address and telephone number of registrant's principal executive offices and principal place of business)

                              L. Burwell Gunn, Jr.
                      President and Chief Executive Officer
                         Cardinal Financial Corporation
                                10641 Lee Highway
                             Fairfax, Virginia 22030
                                 (703) 934-9200
            (Name, address and telephone number of agent for service)


                          Copies of Communications to:

   Wayne A. Whitham, Jr., Esquire                   George P. Whitley, Esquire
       R. Brian Ball, Esquire                              LeClair Ryan
Williams, Mullen, Christian & Dobbins             707 E. Main Street, 11th Floor
  1021 East Cary Street, 16th Floor                  Richmond, Virginia 23219
      Richmond, Virginia 23219                            (804) 783-2003
           (804) 643-1991

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

Information   contained  herein  is  subject  to  completion  or  amendment.   A
registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.



                   SUBJECT TO COMPLETION, DATED JUNE 29, 1998

                                2,600,000 Shares

               [CARDINAL FINANCIAL CORPORATION LOGO APPEARS HERE]


                                  Common Stock

         All of the shares of common stock, $1.00 par value (the "Common Stock"), offered hereby are being sold by Cardinal Financial Corporation (the "Company"). Prior to this Offering, there has been no public market for the Common Stock. The Common Stock has been approved for listing on The Nasdaq SmallCap Market under the symbol "CFNL."


         It is anticipated that the public offering price for the Common Stock will be in the range of $10.00 to $11.00 per share. See "Underwriting" for the factors considered in determining the public offering price.


         See "RISK FACTORS" beginning on page 6 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock offered hereby.

   THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION AND ARE NOT INSURED BY THE BANK
       INSURANCE FUND OF THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY
                           OTHER GOVERNMENTAL AGENCY.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
        AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
   UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

==================================================================================================================
                                                                     Underwriting             Proceeds to the
                                         Price to Public             Discount (1)               Company (2)
------------------------------------------------------------------------------------------------------------------
Per Share...........................        $                           $                         $
------------------------------------------------------------------------------------------------------------------
Total (3)...........................        $                           $                         $
==================================================================================================================


(1) The Company has agreed to indemnify the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2)  Before deducting expenses payable by the Company estimated at $________.
(3) The Company has granted the Underwriters a 30-day option to purchase up to 390,000 additional shares of Common Stock at the Price to Public less the Underwriting Discount solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, total Underwriting Discount, and total Proceeds to the Company will be $______, $______ and $______, respectively. See "Underwriting."

         The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if delivered to and accepted by them and subject to certain conditions. The Underwriters reserve the right to reject orders in whole or in part and to withdraw, cancel, or modify the offer without notice. It is expected that certificates for the shares will be available for delivery against payment therefor on or about ______________, 1998, at the offices of Scott & Stringfellow, Inc., Richmond, Virginia.

Scott & Stringfellow, Inc.
                                Interstate/Johnson Lane
                                      Corporation
                                                             Ferris, Baker Watts
                                                                 Incorporated

               The date of this Prospectus is _____________, 1998

                   [GRAPHIC OMITTED (MAP OF NORTHERN VIRGINIA)]


















         IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SMALLCAP MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and the Company's consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Unless the context indicates otherwise, the information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. Prospective investors should consider carefully the information set forth under the heading "Risk Factors."


         This Prospectus contains forward-looking statements that discuss certain risks and uncertainties and other factors that may cause the Company's actual results to differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors set forth under the heading "Risk Factors."

                                   The Company

         Cardinal Financial Corporation is a bank holding company headquartered in Fairfax, Virginia which currently operates Cardinal Bank, N.A. ("Cardinal Bank") in Fairfax, Virginia and intends to organize and establish three community banks in the Manassas/Prince William County, Reston/Loudoun County and Alexandria/Arlington County markets in northern Virginia (the "Additional Banks" and with Cardinal Bank, collectively, the "Banks"). Collectively, these markets are among the most affluent and fastest growing areas in Virginia.


         The Company intends to pursue a community banking strategy by offering a broad range of banking products to individuals, professionals and small to medium-sized businesses, with an emphasis on personalized service and local decision-making authority. Management's expansion strategy includes attracting experienced local management teams who will have significant decision-making authority at the local bank level and local independent boards of directors consisting of individuals with strong community affiliations and extensive business backgrounds and business development potential in the identified markets. Each management team will operate in a manner that provides responsive, personalized services. The Company will provide credit policies and procedures as well as centralized back office functions to provide corporate, technological and marketing support to the Banks.


         The Company was formed in late 1997, principally in response to perceived opportunities resulting from the takeovers of several Virginia-based banks by regional bank holding companies. Since January 1, 1997, four community banks headquartered in northern Virginia have been acquired, and the acquisition of a fifth community bank is pending. Collectively, these banks had deposits of approximately $1.0 billion. Moreover, in 1997 three statewide banks, Central Fidelity National Bank, Signet Bank, N.A. and Jefferson National Bank, with substantial northern Virginia operations were acquired by large out-of-state bank holding companies. At June 30, 1997, those three acquired statewide banks had deposits in the Company's targeted market area of approximately $1.75 billion.


         In the Company's market area, the bank consolidations have been accompanied by the dissolution of local boards of directors and relocation or termination of management and customer service professionals. The Company believes that local banking industry consolidation has disrupted customer relationships as the larger regional financial institutions increasingly focus on larger corporate customers, standardized loan and deposit products and other services. Generally, these products and services are offered through less personalized delivery systems, which has created the demand for high quality, personalized services to small and medium-sized businesses and professionals. In addition, consolidation in the local market has created opportunities to attract experienced bankers from banks that have been acquired. Furthermore, uncertainty over possible future acquisitions has enabled the

Company to attract officers from banks that have not been acquired. As a result of these factors, management believes the Company has a rare opportunity to attract its targeted banking customers and experienced management personnel within the Company's identified markets.


         The Company's business strategy is to successfully penetrate selected northern Virginia markets by operating a locally-oriented organization of independently managed community banks, combined with technological, marketing, financial and managerial support at the holding company level. The major elements of this strategy include:

         Expand the Company's market share in the central Fairfax County market through Cardinal Bank;

         Establish loan production offices in the Company's three additional identified markets in anticipation of future openings of the Additional Banks;

         Target small and medium-sized  business  customers,  professionals  and
         individuals   that   demand  the   attention   and   service   which  a
         community-oriented bank is well suited to provide;

         Deliver a broad array of modern banking products and services using up-to-date technology and a decentralized operating strategy with local decision-making; and

         Maintain centralized support functions, including back office operations, credit policies and procedures, investment portfolio management, administration, and human resources and training to maximize operating efficiencies and facilitate responsiveness to customers. Each of the Additional Banks will operate with a uniformity of service and products that will be associated with the "Cardinal" name.


         The Company's Board of Directors consists of 11 individuals, seven of whom formerly were founding directors of First Patriot Bankshares Corporation, the holding company for Patriot National Bank, headquartered in Reston, Virginia. First Patriot was organized in 1990 and in 1997 was acquired by an out-of-state bank holding company. John H. Rust, Jr., the Company's Chairman, served as Chairman of First Patriot. Until he joined the Company in late 1997,
L. Burwell Gunn, Jr., the Company's President and Chief Executive Officer, served as Executive Vice President and Commercial Division head for the Greater Washington Region for Crestar Bank. The last 13 years of Mr. Gunn's 25 year career with Crestar all involved service in the northern Virginia area. Each of the Company's five other executive officers has 14 or more years of banking experience in northern Virginia. The Company's directors and executive officers have made a significant investment in the Company. This financial commitment by management, coupled with the Company's strategy, is intended to result in an organization that is focused on creating shareholder value. See "Management."


         The Company raised $10.57 million from the sale of Common Stock in a private placement. Proceeds of such private placement have been used in part for organizational and pre-opening expenses, and proceeds totaling $8.0 million were used to capitalize Cardinal Bank, which opened on June 8, 1998. The Company intends to use the proceeds of this Offering to open three additional community banks. Each of the Additional Banks will operate under the "Cardinal" name with appropriate modifiers to denote its distinct market area. The first Additional Bank is expected to be in the City of Manassas (the "Manassas/Prince William Bank") and will serve Manassas and Prince William County. The other Additional Banks will be in western Fairfax County (the "Reston/Loudoun Bank"), serving western Fairfax County and Loudoun County, and in either the City of Alexandria or Arlington County (the "Alexandria/Arlington Bank"), serving the Alexandria and Arlington communities. The Company intends that the Manassas/Prince William Bank will open in the first quarter of 1999. Either the Reston/Loudoun Bank or the Alexandria/Arlington Bank is expected to open in the third quarter of 1999, and the other will open in the first quarter of 2000. The order in which the Additional Banks open, and their respective opening dates, will be influenced by a variety of factors, including the availability of suitable sites and the receipt of proper regulatory approvals.


         Prior to opening the Additional Banks, the Company intends to establish, through its Cardinal Bank subsidiary, loan production offices in Manassas, Alexandria and the Reston area of Fairfax County to establish customer relationships, brand awareness and a pipeline of loan business. The loan production offices are expected to be staffed by personnel who will ultimately be employed by the respective Additional Banks when they open for business.


         The Company believes that each Bank's ability to compete with other financial institutions in its respective market area will be enhanced by its posture as a locally managed bank with a broad base of local ownership. The proposed directors of each of the Additional Banks, most of whom reside or work in the market area in which their respective Banks will operate, own a significant amount of Common Stock. In addition, the Company anticipates a significant percentage of the shares of Common Stock sold in the Offering will be sold to individuals residing in the areas served or to be served by the Banks. The Company believes that local ownership of the Common Stock is a highly effective means of attracting customers and fostering loyalty to the Banks.


         The address of the Company's principal executive offices is 10641 Lee Highway, Fairfax, Virginia 22030, and the Company's telephone number at such address is (703) 934-9200.



                                  The Offering
Common Stock offered......................................    2,600,000 shares (1)
Common Stock outstanding prior to the Offering............    1,409,509 shares
Common Stock to be outstanding after the Offering.........    4,009,509 shares (1)
Use of Proceeds...........................................    To  capitalize  and fund  certain  costs  incurred  in the organization  of  the  Additional  Banks,  and  for  other general corporate purposes.  See "Use of Proceeds."
Nasdaq SmallCap Market symbol.............................    "CFNL"

___________________

(1)  Excludes  up to  390,000  shares of Common  Stock  which may be sold by the
     Company  upon  exercise  of  the  over-allotment   option  granted  to  the
     Underwriters. See "Underwriting."

                                  Risk Factors

         An investment in the securities offered hereby involves substantial risks including, among others, the risks associated with the lack of any operating history of each Bank. See "Risk Factors."

                             SUMMARY FINANCIAL DATA

         The following summary financial data for the three months ended March 31, 1998 are derived from the financial statements and other data of the Company. The financial statements were audited by KPMG Peat Marwick, LLP, independent auditors. The summary financial data should be read in conjunction with the financial statements of the Company, including the accompanying notes, included elsewhere herein.

                                                               March 31, 1998
                                                              -----------------

Balance Sheet Data:
Cash and cash equivalents..............................           $9,676,049
Other assets...........................................              485,272
                                                                 -----------
Total assets...........................................           10,161,321
Total liabilities......................................               36,458
                                                                 -----------
Shareholders' equity...................................          $10,124,863
                                                                 ===========

Income Statement Data:
Net interest income....................................              $99,620
Total expenses.........................................              284,920
                                                                 -----------
Net income (loss)......................................            $(185,300)
                                                                 ===========

                                  RISK FACTORS

         Prospective investors should consider carefully, in addition to the other information contained in this Prospectus, the following risk factors before purchasing shares of the Common Stock offered hereby. This Prospectus contains certain forward-looking statements, which statements can be identified by the use of forward-looking terminology such as "may," "will," "expect,"
"anticipate,"  "estimate"  or  "continue"  or  the  negative  thereof  or  other comparable terminology. The Company cautions readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause the Company's actual results in 1998 and beyond to differ materially from those expressed in any forward-looking statements made herein.


         No Operating History for the Banks. Cardinal Bank opened on June 8, 1998. None of the Additional Banks is even in the organizational stage. As a bank holding company, the Company's profitability will depend entirely upon the operations of the Banks. The operations of the Banks will be subject to the risks inherent in the establishment of a new business and, specifically, of a new bank. The likelihood of the success of each of the Banks must be considered in light of the expenses, complications, and delays frequently encountered in connection with the development of a new bank and the competitive environment in which each Bank will operate. Typically, new banks incur substantial initial expenses and often are not profitable on an annual basis until several years after commencing business. While implementing its growth strategy, the Company does not anticipate profitable operations on a consolidated basis for three years. To commence business, each of the Banks must also attract and retain officers and employees. There can be no assurance that any of the Banks will ever operate profitably or that the impact of one or more of their respective operations will not have a material adverse impact on the results of operations and financial condition of the Company.

         Dependence on Bank Directors. The Company believes that the successful development and initial operation of each Bank will also be largely dependent upon the efforts of its proposed directors, most of whom have been identified. See "Management." None of the proposed directors of the Additional Banks is obligated to serve as a director of, or to otherwise remain associated with, his or her Bank. The failure of the proposed directors to continue to participate in the management of the Additional Banks could have a material adverse effect on the operations of such Banks and the Company.

         No Assurance of Regulatory Approvals for the Additional Banks. The Company must secure the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve") and of the Virginia State Corporation Commission (the "SCC") to own the common stock of each Additional Bank. Each Additional Bank must also obtain approval of its charter application from the Office of the Comptroller of the Currency (the "OCC") and approval of its application for deposit insurance from the Federal Deposit Insurance Corporation (the "FDIC"). No assurances can be given as to when or whether any or all of such approvals will be obtained.

         The Company anticipates that final approval of the applications for the Manassas/Prince William Bank, the Reston/Loudoun Bank, and the Alexandria/Arlington Bank will be conditioned upon a minimum capitalization of each Bank of approximately $8.0 million. The OCC has the authority to require more or less capital. If more capital were required, the Company would likely fund the increased capitalization through the use of net proceeds from the Offering or through loans from third-party financial institutions (subject to obtaining regulatory approval). There can be no assurance, however, that the Company would be able to obtain third-party financing on acceptable terms or in amounts sufficient to fund any increase in mandated capitalization minimums. The use by the Company of borrowed funds for capitalization of the Banks will be less favorable to the Company's financial condition than the use of Offering proceeds for this purpose. See "Business" and "Government Supervision and Regulation."


         If one or more of the Additional Banks do not receive the necessary regulatory approvals, the Company will devote the proceeds of this Offering to support the growth of Cardinal Bank and such of the Additional Banks that receive the necessary approvals and open for business. The Company anticipates that such growth would be achieved through branching. Additionally, if the organization of one or more of the Additional Banks is not completed, the Company may devote part of the proceeds of this Offering to the acquisition of a controlling interest in one or more existing banks. The Company has not identified any existing bank that it would seek to acquire or merge with in such event.


         Lack of Established Trading Market and Possible Volatility of Stock Price. Prior to this Offering, there has been no market for the Common Stock. There can be no assurance as to the liquidity of any markets that may develop for the Common Stock, the ability of holders of Common Stock to sell their securities, or the price at which holders would be able to sell their securities. The initial public offering price of the Common Stock has been determined solely by negotiations among the Company and Scott & Stringfellow, Inc., Interstate/Johnson Lane Corporation and Ferris, Baker Watts Incorporated as representatives (the "Representatives") of the several underwriters named in this Prospectus (the "Underwriters") and may bear no relationship to the market price of the Common Stock after this Offering. See "Underwriting." The market price of the Common Stock could be subject to significant fluctuations in response to variations in quarterly and yearly operating results (which could include substantial operating losses in the near term as a result of the pre-opening expenses associated with each Additional Bank and the start-up losses expected from Cardinal Bank), general trends in the Company's industry, and other factors. Furthermore, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such an event, the price of the Common Stock would likely be materially adversely affected. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of affected companies. These broad fluctuations may adversely affect the market price of the Common Stock.


         Dependence on Senior Management. The Company's development to date has been largely the result of contributions of certain of the senior executive officers of the Company and its subsidiaries, including John H. Rust, Jr., Chairman of the Company's Board of Directors, L. Burwell Gunn, Jr., the
Company's President and Chief Executive Officer, Joseph L. Borrelli, the Company's Chief Financial Officer, F. Kevin Reynolds, the Executive Vice President and Senior Lending Officer of Cardinal Bank, who, subject to regulatory approval, is slated to be the President of Cardinal Bank and Christopher W. Bergstrom, the Executive Vice President of the Company, who, subject to regulatory approval, is slated to be the President of the Manassas/Prince William Bank. The loss of the services of one or more of such individuals could have a material adverse effect on the Company's business and development. No assurance can be given that replacements for any of these officers could be employed if these officers' services were no longer available. Mr. Gunn is the only executive officer with an employment contract. The Company does not maintain and has no plans to maintain key man life insurance on its senior officers. See "Management."


         No Dividends. The Company has not paid cash dividends on its Common Stock and in the near-term intends to retain any future earnings to finance its growth. As the Company's business operations will be conducted almost exclusively through the Banks, the Company's ability to pay dividends on the Common Stock in the future will be directly dependent on the dividends paid by the Banks to the Company. The ability of the Banks to pay dividends to the Company will be subject to the profitability of the Banks and to government regulations that limit the aggregate amount of cash dividends paid to shareholders based on retained earnings and then-current income levels. There can be no assurance that the Banks' future earnings will support dividend payments to the Company. Additionally, there is no restriction on the ability of the Company to issue shares of stock with preferential dividend rights in the future. See "Dividend Policy," "Government Supervision and Regulation -- Payment of Dividends," and "Description of Capital Stock - Preferred Stock."


         Dilution. Purchasers of Common Stock in the Offering will experience immediate dilution of $1.69 in the net tangible book value per share of the Common Stock from the public offering price assuming a public offering price of $10.50 per share. Moreover, in the near-term, the Company expects that the organization of the Additional Banks will result in dilution of the Company's return on equity and earnings per share. See "Dilution."


         Strong Competition. The Banks will encounter strong competition from the financial institutions, including other new banks, in their respective primary market areas. In addition, established financial institutions not already operating in any of the Banks' primary market areas may, under Virginia law, open branches in such areas at future dates. In the conduct of certain aspects of their respective banking businesses, the Banks also will compete with savings institutions, credit unions, mortgage banking companies, consumer finance companies, insurance companies, and other institutions, some of which are not subject to the same degree of regulation and restriction imposed upon the Banks. Many of these competitors have substantially greater resources and lending limits than the Banks will have and offer certain services that the Banks will not provide. In addition, many of these competitors have numerous branch offices located throughout their extended market areas which provide them with a competitive advantage which the Banks will not have. Furthermore, as a consequence of legislation enacted by the United States Congress, out-of-state banks are allowed to commence operations and compete in the Banks' market areas. No assurance can be given that such competition will not have an adverse impact on the financial condition and results of operations of the Banks or that the Banks will ultimately be able to successfully compete with other financial institutions in their respective markets. See "Business -- Competition" and "Government Supervision and Regulation -- Interstate Banking."


         Credit Risk; Adequacy of Allowance for Loan Losses. There are certain risks inherent in making all loans, including risks with respect to the period of time over which loans may be repaid, risks resulting from changes in economic and industry conditions, risks inherent in dealing with individual borrowers, and, in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral. Each Bank will maintain an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of delinquencies and loan portfolio quality. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. Additions to the allowance for loan losses would result in a decrease of the Company's net income and, possibly, its capital.


         Potential Adverse Impact of Changes in Interest Rates. The Company's profitability will be dependent to a large extent on the net interest income of the Banks, which is the difference between the respective Banks' interest income on interest-earning assets and the Banks' interest expense on interest-bearing liabilities. The Company, like most financial institution holding companies, will continue to be affected by changes in general interest rate levels and other economic factors beyond the Company's control.


         Dependence on Local Economic Conditions. The success of the Company is dependent to a certain extent upon the general economic conditions in the geographic markets served by the Banks. Although the Company expects that economic conditions will continue to be favorable in these markets, no assurance can be given that these economic conditions will continue. Adverse changes in economic conditions in the geographic markets that the Banks serve would likely impair the Banks' ability to collect loans and could otherwise have a negative effect on the financial condition of the Company. See "Business -- Market Areas."


         Anti-Takeover Provisions. Certain provisions of the Company's Articles of Incorporation could delay or frustrate the removal of incumbent directors and could make a merger, tender offer or proxy contest involving the Company more difficult, even if such events could be perceived as beneficial to the interests of the shareholders. These provisions, among others, provide for staggered terms for the Board of Directors, provide that directors may be removed only for cause and only by the affirmative vote of the holders of more than two-thirds of the Company's outstanding voting stock, authorize the Board of Directors to fix the rights and preferences of the shares of the Company's preferred stock, and limit the ability of shareholders to call a special meeting. In addition, certain provisions of state and federal law may also have the effect of discouraging or prohibiting a future takeover attempt in which shareholders of the Company might otherwise receive a substantial premium for their shares over then-current market prices. To the extent that these provisions are effective in discouraging or preventing takeover attempts, they may tend to reduce the market price for the Common Stock offered hereby. See "Description of Capital Stock."

         Management Ownership and Control. Directors and executive officers of the Company and proposed directors of the Additional Banks currently own in the aggregate approximately 46% of the outstanding shares of Common Stock, although such individuals' percentage ownership is expected to decline to less than 17% following the Offering. To the extent they vote together, the directors and executive officers of the Company and the Banks will have the ability to exert significant influence over the election of the Company's Board of Directors and other corporate actions requiring shareholder approval. See "Management -- Ownership of the Common Stock."


         Elimination of Director and Officer Liability. The Company's Articles of Incorporation eliminate the monetary liability of directors and officers to the Company and its shareholders to the maximum extent permitted by Virginia law. Under Virginia law, the liability of a director or officer who engages in willful misconduct, a knowing violation of the criminal law or any federal or state securities law is not limited. Except in these cases, the liability of the Company's officers and directors is eliminated, which means, for example, that they cannot be held liable for monetary damages for negligent or grossly negligent acts.


         Government Regulation. The banking industry is subject to extensive governmental supervision, regulation and control, which has materially affected the business of financial institutions in the past and is likely to do so in the future. Regulations affecting the banking industry may be changed at any time, and the interpretation of those regulations by examining authorities of the banking industry is also subject to change. There can be no assurance that future changes in legislation, administrative regulations or governmental policy will not adversely affect the banking industry and the business of the Company. See "Government-Supervision and Regulation."

                                 USE OF PROCEEDS

         The net proceeds to the Company from the sale of 2,600,000 shares of Common Stock in the Offering are estimated to be approximately $25.2 million ($29.0 million if the Underwriters' over-allotment option is exercised in full), based upon an assumed public offering price of $10.50 per share and after deducting the underwriting discount and expenses payable by the Company. Of these net proceeds, the Company intends to use approximately $8.0 million to capitalize each of the Additional Banks, in each case upon receipt of final regulatory approvals.


         Any remaining balance of the net proceeds from the Offering will be available for general corporate purposes aimed primarily at the expansion of the Company's business. While the Company does not intend actively to search for opportunities to expand into additional markets, it may consider opportunities that arise from time to time, which could occur through acquisitions of existing institutions or branches. The Company has no specific acquisition plans at the current time other than the Additional Banks. See "Business -- Growth Strategy."


         Pending the capitalization of the Additional Banks, the Company will lend all or part of the net proceeds of the Offering to Cardinal Bank, which will invest such funds in short or medium-term interest-bearing securities or loans, including loans that are originated by loan production offices in the market areas of the Additional Banks. As and when the Company requires funds to capitalize an Additional Bank, Cardinal Bank will repay to the Company proceeds of this Offering previously loaned by the Company to Cardinal Bank.

         If one or more of the Additional Banks do not receive the necessary regulatory approvals, the Company will devote the proceeds of this Offering to support the growth of Cardinal Bank and such of the Additional Banks that receive the necessary approvals and open for business. The Company anticipates that such growth would be achieved through branching. Additionally, if the organization of one or more of the Additional Banks is not completed, the Company may devote part of the proceeds of this Offering to the acquisition of a controlling interest in one or more existing banks. The Company has not identified any existing bank that it would seek to acquire or merge with in such event.


                             MARKET FOR COMMON STOCK

         The Common Stock has been approved for listing on The Nasdaq SmallCap Market under the symbol "CFNL," subject to official notice of issuance. Prior to this Offering, no shares of Common Stock have traded. As of the date of this Prospectus, there were 1,409,509 shares of Common Stock outstanding held by approximately 88 shareholders of record.


                                 DIVIDEND POLICY

         The Company has not declared or distributed any cash dividends to its shareholders and it is not likely that any cash dividends will be declared for several years. The Board of Directors of the Company intends to follow a policy of retaining any earnings to provide funds to operate and expand the business of the Company and the Banks for the foreseeable future. The future dividend policy of the Company is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, financial condition, cash requirements, and general business conditions. The Company's ability to distribute cash dividends will depend entirely upon the Banks' abilities to pay dividends to the Company. As national banks, the Banks will be subject to legal limitations on the amount of dividends each is permitted to pay. Furthermore, neither the Banks nor the Company may declare or pay a cash dividend on any of their capital stock if they are insolvent or if the payment of the dividend would render them insolvent or unable to pay their obligations as they become due in the ordinary course of business. See "Government Supervision and Regulation - Payment of Dividends."

                                    DILUTION

         At March 31, 1998, the Company had a net tangible book value of approximately $10.12 million, or $7.18 per share. Net tangible book value per share represents the amount of the Company's shareholders' equity, less intangible assets, divided by the number of shares of Common Stock outstanding. Dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of Common Stock in the Offering made hereby and the pro forma net tangible book value per share of Common Stock immediately after completion of the Offering. After (i) giving effect to the sale by the Company of 2,600,000 shares of Common Stock offered hereby at an assumed public offering price of $10.50 per share, (ii) deducting estimated offering expenses, and (iii) giving effect to the application of the estimated net proceeds as set forth under "Use of Proceeds," the pro forma net tangible book value of the Company at March 31, 1998 would have been approximately $35.33 million, or $8.81 per share. This represents an immediate increase in net tangible book value of $1.63 per share to existing shareholders and an immediate dilution of $1.69 per share to new investors. The following table illustrates this per share dilution:

         Assumed public offering price per share..............................        $10.50
         Net tangible book value per share at March 31, 1998..................          7.18
         Increase per share attributable to new investors.....................          1.63
                                                                                       -----
         Pro forma net tangible book value per share after the Offering.......          8.81
         Dilution per share to new investors..................................          1.69
                                                                                       -----
                                                                                      $10.50
                                                                                       =====


         Assuming the Underwriters' over-allotment option is exercised in full, pro forma net tangible book value upon completion of the Offering would be $8.90 per share, the immediate increase in pro forma net tangible book value of shares to existing shareholders would be $1.72 per share, and the immediate dilution to new investors would be $1.60 per share.


         The following table sets forth on a pro forma basis, as of March 31, 1998 (a) the number of shares of Common Stock purchased from the Company prior to the Offering and the number of shares purchased in the Offering, and (b) the total consideration and average price per share paid to the Company with respect to Common Stock held by the existing shareholders of the Company and to be paid by new investors in the Offering at an assumed public offering price of $10.50 per share.



                                                                                                                  Average
                                                                                                                 Price Per
                                             Shares Purchased (1)              Total Consideration                 Share
                                         ---------------------------     -------------------------------    ------------------
                                             Number       Percent              Amount         Percent
Existing shareholders..................    1,409,509       35.2%             $10,571,000       27.9%              $7.50
New investors..........................    2,600,000       64.8%              27,300,000       72.1%             $10.50
                                           ---------       -----              ----------       -----
  Total................................    4,009,509      100.0%             $37,871,000      100.0%
                                           =========      ======             ===========      ======

_____________________

(1)  Excludes  up to  390,000  shares of Common  Stock  which may be sold by the
     Company  upon  exercise  of  the  over-allotment   option  granted  to  the
     Underwriters. See "Underwriting."


         All shares of Common Stock outstanding on March 31, 1998 were issued in a private placement, are restricted and may be resold only in accordance with Securities and Exchange Commission Rule 144. See "Description of Capital Stock - Shares Eligible for Future Sale."

                                 CAPITALIZATION

         The following table sets forth the consolidated capitalization of the Company at March 31, 1998, and as adjusted to reflect the sale of 2,600,000 shares of Common Stock pursuant to the Offering at an assumed public offering price of $10.50 per share, based on the midpoint of the anticipated range of the public offering price for the Common Stock, and the application of the net proceeds therefrom as set forth under "Use of Proceeds."


                                                                          March 31, 1998 (1)
                                                                  --------------------------------
                                                                     Actual         As Adjusted
Shareholders' equity:
Common stock, $1.00 par value; 50,000,000 shares
  authorized, 1,409,509 shares issued; 4,009,509 shares
  issued, as adjusted..........................................    $1,409,509        $4,009,509
Preferred stock, $1.00 par value; 10,000,000 shares
  authorized; none issued......................................             -                 -
Uncollected subscriptions receivable (2).......................       (99,977)          (99,977)
Additional paid-in capital.....................................     9,145,809        31,754,809
Accumulated deficit............................................      (330,478)         (330,478)
                                                                  -----------         ---------
Total shareholders' equity.....................................   $10,124,863       $35,333,863
                                                                  ===========       ===========

_________________________

(1)  Excludes  up to  390,000  shares of Common  Stock  which may be sold by the
     Company  upon  exercise  of  the  over-allotment   option  granted  to  the
     Underwriters. See "Underwriting."

(2) Represents stock subscriptions for which payment had not been received at May 4, 1998. Since May 4, 1998, all such subscriptions have been paid.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Company was in a development stage until Cardinal Bank commenced operations on June 8, 1998. The Company has funded its start-up and organization costs through $10.57 million raised in a private placement of Common Stock. For the periods ended December 31, 1997 and March 31, 1998, net losses were $145,178 and $185,300, respectively. While implementing its growth strategy, the Company does not anticipate profitable operations on a consolidated basis for three years. At March 31, 1998, shareholders' equity was $10.12 million. Cash and cash equivalents totaled $9.68 million at March 31, 1998, of which $8.0 million was used to capitalize Cardinal Bank, which opened on June 8, 1998. The Company believes that the net proceeds of the Offering will satisfy the Company's cash requirements and enable it to capitalize the Additional Banks. Accordingly, the Company does not anticipate that it will be necessary to raise additional funds for the operation of the Company and the Banks over the next 36 months. For additional information regarding material expenditures during such period, see "Use of Proceeds." For additional information regarding the plan of operations for the Company and the Banks, see "Business" and "Management."

Year 2000 Compliance

         As the year 2000 approaches, an important business issue has emerged regarding how existing software programs and operating systems can accommodate this date value. Many existing application software products were designed to accommodate a two-digit year. For example, "98" is stored on the systems and represents 1998 and "00" represents 1900. The Company utilizes a third-party vendor for processing its primary banking applications. In addition, the Company also uses several other third-party vendors for ancillary computer applications. All third party vendors for the Company's banking applications either are already Year 2000 ready or are in the process of modifying, upgrading or replacing their computer applications to ensure Year 2000 compliance. Because the Company was recently formed, all its data processing equipment is new and is Year 2000 ready. The Company does not expect to incur any material expense to replace data processing equipment. The Company has a Year 2000 compliance program where it reviews the Year 2000 issues that may be faced by its third-party vendors. Under such program, the Company is examining the need for modifications or replacement of all non-Year 2000 ready pieces of software. Because the Company is new, it has had the opportunity to screen its third-party vendors and those it has chosen either are Year 2000 ready or in the process of becoming compliant. All of the Company's data processing vendor contracts have Year 2000 clauses, which allow the Company to test for compliance and to cancel without penalty if a vendor does not meet its Year 2000 compliance plan. The Company's Year 2000 compliance program provides that all critical data processing applications will be tested and that testing will be completed on or before March 31, 1999. If any software is not Year 2000 ready at March 31, 1999, the vendor contract will be terminated and an alternative vendor will be selected. The Company has identified alternative vendors, should they be necessary. The Company's loan policy includes Year 2000 risk management parameters and, because the Company is new, it has no Year 2000 credit risk at this time. The Company does not currently expect that the cost of its Year 2000 compliance program, including possible remediation costs, will be material to its financial condition and expects that it will satisfy such compliance program without material disruption of its operations. In the event that the Company's significant vendors, including its correspondent, The Federal Reserve Bank of Richmond, do not successfully and timely achieve Year 2000 compliance, however, the Company's business, results of operations or financial condition would be adversely affected.


                                    BUSINESS

General

         Cardinal Financial Corporation is a bank holding company headquartered in Fairfax, Virginia which currently operates Cardinal Bank in Fairfax, Virginia and intends to organize and establish three community banks in the Manassas/Prince William County, Reston/Loudoun County and Alexandria/Arlington County markets in northern Virginia. Collectively, these markets are among the most affluent and fastest growing areas in Virginia.


         The Company intends to pursue a community banking strategy by offering a broad range of banking products to individuals, professionals and small to medium-sized businesses, with an emphasis on personalized service and local decision-making authority. Management's expansion strategy includes attracting experienced local management teams who will have significant decision-making authority at the local bank level and local independent boards of directors consisting of individuals with strong community affiliations and extensive business backgrounds and business development potential in the identified markets. Each management team will operate in a manner that provides responsive, personalized services. The Company will provide credit policies and procedures as well as centralized back office functions to provide corporate, technological and marketing support to the Banks.


         The Company was formed in late 1997, principally in response to perceived opportunities resulting from the takeovers of several Virginia-based banks by regional bank holding companies. Since January 1, 1997, four community banks headquartered in northern Virginia have been acquired, and the acquisition of a fifth community bank is pending. Collectively, these banks had deposits of approximately $1.0 billion. Moreover, in 1997 three statewide banks, Central Fidelity National Bank, Signet Bank, N.A. and Jefferson National Bank, with substantial northern Virginia operations were acquired by large out-of-state bank holding companies. At June 30, 1997, those three acquired statewide banks had deposits in the Company's targeted market area of approximately $1.75 billion.

         In the Company's market area, the bank consolidations have been accompanied by the dissolution of local boards of directors and relocation or termination of management and customer service professionals. The Company believes that local industry consolidation has disrupted customer relationships as the larger regional financial institutions increasingly focus on larger corporate customers, standardized loan and deposit products and other services. Generally, these products and services are offered through less personalized delivery systems, which has created the demand for high quality, personalized services to small and medium-sized businesses and professionals. In addition, consolidation in the local market has created opportunities to attract experienced bankers. Bank acquisitions have dislocated experienced and talented management personnel due to the elimination of redundant functions and the drive to achieve cost savings. Additionally, uncertainty over possible future acquisitions has helped enable the Company to attract officers from banks that have not been acquired. As a result of these factors, management believes the Company has a rare opportunity to attract its targeted banking customers and experienced management personnel within the Company's identified markets.


         Initial Capitalization of the Company. The Company raised $10.57 million from the sale of Common Stock in a private placement. Proceeds of such private placement have been used in part for organizational and pre-opening expenses, and proceeds totaling $8.0 million were used to capitalize Cardinal Bank, which opened on June 8, 1998. The Company intends to use the proceeds of this Offering to open three additional community banks by capitalizing such banks and seeking local deposits to fund loan growth. The Company plans to establish the Additional Banks in the Manassas/Prince William County market, the Reston/Loudoun County market and the Alexandria/Arlington County market. The Company anticipates the Additional Banks will open during the first quarter of 1999, in the third quarter of 1999 and in the first quarter of 2000, respectively. Although it is expected that the Manassas / Prince William Bank will be the first Additional Bank to open, no firm decisions have been made. The order in which the Additional Banks open, and their respective opening dates, may be influenced by a variety of factors, including the availability of suitable sites and the receipt of regulatory approvals.


         Experienced Board and Management. The Company's Board of Directors consists of 11 individuals, seven of whom formerly were founding directors of First Patriot Bankshares Corporation, the holding company for Patriot National Bank, headquartered in Reston, Virginia. First Patriot was organized in 1990 and in 1997 was acquired by an out-of-state bank holding company. John H. Rust, Jr., the Company's Chairman, served as Chairman of First Patriot. Company directors who were former First Patriot directors include the chairs of First Patriot's loan, audit, strategic planning, compensation and marketing committees. Until he joined the Company in late 1997, L. Burwell Gunn, Jr., the Company's President and Chief Executive Officer, served as Executive Vice President and Commercial Division head for the Greater Washington Region for Crestar Bank. The last 13 years of Mr. Gunn's 25 year career with Crestar all involved service in the northern Virginia area. Each of the Company's five other executive officers has 14 or more years of banking experience in northern Virginia. See "Management."

Strategy of the Company

         The Company's business strategy is to successfully penetrate selected northern Virginia markets by operating a locally-oriented organization of independently managed community banks. The major elements of this strategy include:

         Expand the Company's market share in the central Fairfax County market through Cardinal Bank;

         Establish loan production offices in the Company's three additional identified markets in anticipation of future openings of the Additional Banks;

         Target small and medium-sized  business  customers,  professionals  and
         individuals   that   demand  the   attention   and   service   which  a
         community-oriented bank is well suited to provide;

         Deliver a broad array of modern banking products and services using up-to-date technology and a decentralized operating strategy with local decision-making; and

         Maintain centralized support functions, including back office operations, credit policies and procedures, investment portfolio management, administration, and human resources and training to maximize operating efficiencies and facilitate responsiveness to customers. Each of the Additional Banks will operate with a uniformity of service and products that will be associated with the "Cardinal" name.

         Management intends to gain market share by attracting customers through a superior level of prompt and personalized banking service. The goal of the Company's organizers and management is to create a customer-driven financial institution that provides high value to its customers by delivering customized, quality products and services. Management believes that such an institution will appeal to customers who prefer to conduct their banking business with a locally-managed financial institution that demonstrates both a genuine interest in their financial affairs and an ability to cater to their financial needs.

         The Company's directors and executive officers have made a significant investment in the Company. This financial commitment by management, coupled with the Company's strategy, is intended to result in an organization that is focused on creating shareholder value.

         Decentralized Operating Strategy. The foundation of the Company's strategy is to operate a multi-community bank organization which emphasizes decision-making at the local bank level combined with strong corporate, technological, marketing, financial and managerial support. The Company's operating model is for each bank to operate with local management and boards of directors consisting of individuals with extensive knowledge of the local community and the authority to make credit decisions. The Company believes this operating strategy will enable the Banks to attract customers who wish to conduct their business with a locally owned and managed institution with strong ties and an active commitment to the community.

         Centralized Corporate Support. The Company will provide oversight and various services to the Banks, including technology, finance and accounting, human resources, credit administration, internal audit, compliance, loan review, marketing, retail administration, administrative support, policies and procedures, product development and item processing. By providing such services and oversight, the Company expects not only to achieve monetary savings, compared to the costs if the Banks were individually responsible for such functions, but also expects to achieve a uniformity of operations and service that will be associated with the "Cardinal" name in the Company's northern Virginia markets. The Banks' principal focus will be to generate deposits and loans. This corporate support system will enable the Company to achieve administrative economies of scale while capitalizing on the responsiveness to client needs of its decentralized community bank network. With the support from its significant investment in infrastructure, particularly a management information system which will link the Company to the Banks and facilitate data processing, compliance, and reporting requirements, the Company believes it has the operational and administrative capacity to accommodate the Additional Banks and effectively manage the Company's growth for the foreseeable future.

Growth Strategy

         Following the Offering, the Company intends to focus on the development of the Additional Banks and the growth of Cardinal Bank. Each Bank's growth is expected to come from within such Bank's primary service area through loan and deposit business. The Company will focus on acquiring market share, particularly from large bank holding companies, by emphasizing local management and decision-making and through delivering personalized services to business customers and individuals. Specifically, the Company's competitive strategy will consist of approving loan requests quickly with a local loan committee, operating with flexible, but prudent, lending policies, personalizing service by establishing a long-term banking relationship with the customer, and maintaining the requisite personnel to ensure a high level of service. While the Company does not currently intend to actively search for expansion opportunities beyond its designated markets, the Company may consider opportunities that arise from time to time, which could occur through acquisitions of existing institutions or branches. The Company has no specific acquisition plans at the current time other than the establishment of the Additional Banks.

         The Company intends to organize and open three additional community banks in northern Virginia and anticipates that all such banks will be national banks. Each of the Additional Banks will operate under the "Cardinal" name with appropriate modifiers to denote its distinct market area. The first Additional Bank is expected to be the Manassas/Prince William Bank and will serve Manassas and Prince William County. The other Additional Banks will be the Reston/Loudoun Bank, serving western Fairfax County and Loudoun County, and the Alexandria/Arlington Bank, serving the Alexandria and Arlington communities. The Company intends that the Manassas/Prince William Bank will open in the first quarter of 1999. Either the Reston/Loudoun Bank or the Alexandria/Arlington Bank is expected to open in the third quarter of 1999, and the other will open in the first quarter of 2000. Although it is expected the Manassas/Prince William Bank will be the first Additional Bank to open, no firm decisions have been made. The order in which the Additional Banks open, and their respective opening dates, will be influenced by a variety of factors, including the availability of suitable sites and the receipt of proper regulatory approvals.

         Prior to opening the Additional Banks, management of the Company first will identify an individual who will serve as the president, as well as additional individuals who will serve on the local board of directors. The Company believes that a management team that is familiar with the needs of its community can provide higher quality personalized service to its customers. The local management team will have a significant amount of decision-making authority and will be accessible to its customers. As a result of the consolidation trend in the northern Virginia area, the Company's management believes there are significant opportunities to attract experienced bank managers who would like to join an institution promoting a community banking concept.

         In addition, prior to opening the Additional Banks, the Company intends to establish, through its Cardinal Bank subsidiary, loan production offices in Manassas, Alexandria and the Reston area of Fairfax County to establish customer relationships, brand awareness and a pipeline of loan business. The loan production offices are expected to be staffed by personnel who will ultimately be employed by the respective Additional Banks when they open for business. Loans originated in the loan production offices are expected to be transferred by Cardinal Bank to the respective Additional Banks when they are opened.

         Each Bank will have a local board of directors which will be comprised of prominent members of the community, including business leaders and professionals. These directors not only will operate the Banks, but also will act as ambassadors of their respective Banks within the community and will be expected to promote the business development of each bank. The directors and officers of the Company and the proposed directors of the Additional Banks are active in the civic, charitable and social organizations located in the local communities. It is anticipated that members of the local management teams will hold leadership positions in a number of community organizations, and continue to volunteer for other positions in the future.

         The Company believes that each Bank's ability to compete with other financial institutions in its respective market area will be enhanced by its posture as a locally managed bank with a broad base of local ownership. The proposed directors of each of the Additional Banks, most of whom reside or work in the market area in which their respective Banks will operate, own a significant amount of Common Stock. In addition, the Company anticipates a significant percentage of the shares of Common Stock sold in the Offering will be sold to individuals residing in the areas served or to be served by the Banks. The Company believes that local ownership of the Company's Common Stock is a highly effective means of attracting customers and fostering loyalty to the Banks.



Market Areas

         The target market includes areas in and around Fairfax County including the independent cities of Fairfax and Alexandria, as well as Arlington County, Manassas, and Prince William and Loudoun counties. Interstates 95, 495, and 66 all pass through the market area and provide efficient access to other regions of the state. Prominent local newspapers, the Washington Post and Washington Times, and a number of radio and television stations provide diverse media outlets. The broad exposure of television, print media and radio offer several opportunities to explore effective advertising and public relations avenues for the Company.


         The Company plans to establish banking operations in four locations in the broad target market, each representing a separate market. These distinct, but contiguous markets are: (1) the City of Fairfax and central Fairfax County;
(2) the City of Manassas and Prince William County; (3) the City of Alexandria and Arlington County; and, (4) Reston and Herndon (both in western Fairfax County), together with Loudoun County. As of 1997, Fairfax County, the city of Fairfax, Prince William County, the city of Manassas, Arlington County, the city of Alexandria and Loudoun County each ranked in the top ten for Virginia in median household income, and collectively the population of the area represented 24.4% of the state's total population. State income tax receipts for the area represented 37.9% of the total income tax receipts collected by Virginia in 1995.

Central Fairfax County and City of Fairfax

         The Fairfax market includes the city of Fairfax as well as suburban Vienna, Merrifield and Tysons Corner. Fairfax County and the city of Fairfax, when combined, had a population of 933,309 in 1997, which represented an 11.3% increase from 838,206 in 1990. In 1997, Fairfax County had a median household income of $73,108, and the city of Fairfax had a median household income of $62,656, which ranked them first and third, respectively, in Virginia. Fairfax County's median household income exceeded the state median of $30,854 by 136.9% and represented growth of 23.1% since 1990. Likewise, the city of Fairfax's median household income exceeded the state median by 103.1% and represented growth of 22.9% since 1990. Collectively as of June 30, 1997, Fairfax County and the city of Fairfax had $10.9 billion of total commercial bank and thrift deposits with 62.1% concentrated with the top four financial institutions. The market has over 75 million square feet of office space, another 35 million square feet of industrial/hybrid space and, when viewed together, represents the sixth largest office space market in the country.

Prince William County and City of Manassas

         The Prince William County market includes the city of Manassas. When combined, Prince William County and the city of Manassas had a population of 286,750 in 1997, which represented a 17.7% increase from 243,643 in 1990. In 1997, Prince William County had a median household income of $56,642, and the city of Manassas had a median household income of $54,733, which ranked them fifth and eighth, respectively, in Virginia. Prince William County's median household income exceeded the state median by 83.6% and represented growth of 14.7% since 1990. Likewise, the city of Manassas' median household income exceeded the state median by 77.4% and represented growth of 17.3% since 1990. Collectively as of June 30, 1997, Prince William County and the city of Manassas had $1.4 billion of total commercial bank and thrift deposits with 70.3% concentrated with the top four financial institutions. The market had a civilian labor force of approximately 135,000 with the most common job classifications being professional services, retail trade, construction and government. Major employers include Dominion Semi-Conductor (a joint venture between IBM and Toshiba), Lockheed Martin, Prince William Hospital, GTE and Giant Food.

Arlington County and City of Alexandria

         This market includes Arlington County, the city of Alexandria, Springfield and the Newington/Lorton area. When combined, Arlington County and the city of Alexandria had a population of 294,264 in 1997, which represented a 4.3% increase from 282,119 in 1990. In 1997, Arlington County had a median household income of $55,590, and the city of Alexandria had a median household income of $51,589, which ranked them sixth and tenth, respectively, in Virginia. Arlington County's median household income exceeded the state median by 80.2% and represented growth of 24.4% since 1990. Likewise, the city of Alexandria's median household income exceeded the state median by 67.2% and represented growth of 24.4% since 1990. Collectively as of June 30, 1997, Arlington County and the city of Alexandria had $4.9 billion of total commercial bank and thrift deposits with 66.0% concentrated with the top four financial institutions. The market's employment is well-distributed between the public and private sector. Significant public sector employers include the U.S. Department of Defense, the city of Alexandria, and the Washington Metropolitan Transit Authority. Major private sector employers include MCI Telecommunications, USAirways and the Washington Post.

Western Fairfax / Loudoun County

         The western Fairfax market includes Reston, Herndon, Chantilly and Dulles, which are all located in close proximity to Dulles International
Airport. This market has a large inventory of office space comprised of industrial/hybrid space, hotel space and retail space. Major employers in the western Fairfax market include American Mobile Satellite Corporation, Cordant, Student Loan Marketing Association (Sallie Mae), Oracle Systems, United Parcel Service, Aetna Life Insurance, Computer Sciences Corporation, AT&T, Electronic Data Systems and Volt Technical Services.


         Loudoun County had a population of 128,719 in 1997, which represented a 49.4% increase from 86,129 in 1990. In 1997, Loudoun County had a median household income of $58,938, which ranked it fourth in Virginia, exceeded the state median by 91.0%, and represented growth of 12.8% since 1990. As of June 30, 1997, Loudoun County had $1.0 billion of total deposits with 59.9% concentrated with the top four banking institutions.

The Banks

         Cardinal Bank opened on June 8, 1998, and the Company intends to open the Additional Banks by capitalizing each of the Additional Banks with approximately $8.0 million and seeking local deposits to fund loan growth.


         The Banks will engage in the commercial banking business in their respective communities. The Company believes that there is a demand for, and that the northern Virginia communities described herein will support, new locally operated community banks. Although the Company could obtain a banking presence in the identified markets by opening branch offices of Cardinal Bank, management of the Company believes that separate banks with their own local boards of directors and their own policies, tailored to the local market, is a preferable approach. Each Bank will provide personalized banking services, with emphasis on the financial needs and objectives of individuals, professionals and small to medium-sized businesses. Additionally, substantially all credit and related decisions will be made by the Banks' local management and board of directors, thereby facilitating prompt response.

         The principal business of each Bank will be to accept deposits from the public and to make loans and other investments. The principal sources of funds for each Bank's loans and investments are expected to be demand, time, savings and other deposits, repayment of loans, and borrowings. In addition, a portion of the net proceeds of this Offering, once contributed to the capital of each Additional Bank, will be used by each Additional Bank to fund loans. The principal source of income for each Bank is expected to be interest collected on loans and other investments. The principal expenses of each Bank are expected to be interest paid on savings and other deposits, employee compensation, office expenses, and other overhead expenses. Initially, the Banks will not offer trust, fiduciary or investment services.

         The Company is committed to providing high quality banking products and services to the Banks' customers and has made a significant investment in its advanced automated operating accounting system which supports virtually every banking function. The system provides the technology that fully automates the branches, processes bank transactions, mortgages, loans and electronic banking, conducts data base and direct response marketing, provides cash management solutions, streamlined reporting and reconciliation support as well as sales support.

         With this investment in technology, the Company offers Internet-based delivery products for both consumers and commercial customers. Customers can open accounts, apply for loans, check balances, check account history, transfer funds, download images of checks, pay bills, download active statements into QuickenTM or Microsoft MoneyTM, use interactive calculators and transmit e-mail with the Company over the Internet. This is an inexpensive way for the Company to expand its geographic borders and branch activities while providing the kind of services one would expect from the larger banks.


         The Company also offers customers the convenience of digital imaged checks that make it easy to reconcile statements, organize and store account information while streamlining the back office. Every item is imaged and available for inspection. Among the many features, check imaging allows for instant statement reconstruction for research which can be faxed or e-mailed directly to a customer's personal computer.

Customers

         Management believes that the recent bank consolidation within northern Virginia provides a significant opportunity to build a successful, locally-oriented franchise. Management of the Company further believes that many of the larger financial institutions do not emphasize a high level of personalized service to the small and medium-sized commercial, professional or individual retail customers. The Company intends to focus its marketing efforts on attracting small and medium-sized businesses and professionals, such as physicians, accountants and attorneys. Because the Company intends to focus on businesses and professionals, management believes that the majority of its loan portfolio will be in the commercial area with an emphasis placed on originating sound, profitable commercial and industrial loans secured by real estate, accounts receivable, inventory, property, plant and equipment.

         Although the Company expects to concentrate its lending to commercial businesses, management also anticipates that it will attract a significant amount of professional and consumer business. Management expects that many of its customers will be the principals of the small and medium-sized businesses for whom the Banks will provide banking services. Management intends to emphasize "relationship banking" in order that each customer will identify and establish a comfort level with bank officers who come to understand their customers' business and financial needs in depth. Management intends to develop its retail business with individuals who appreciate a higher level of personal service, contact with their lending officer and responsive decision-making. It is further expected that most of the Company's business will be developed through its lending officers and local boards of directors and by pursuing an aggressive strategy of making calls on customers throughout the market area.

Products and Services

         The Company intends to offer a broad array of banking products and services to its customers. The proceeds from the Offering will enable the Company to proceed to organize the Additional Banks. Cardinal Bank currently provides, and the Additional Banks are expected to provide, products and services that are substantially similar to those set forth below.

         Loans. Through each Bank, the Company intends to offer a wide range of short to long-term commercial and consumer loans, which are described in further detail below. The Company has established pre-determined percentage levels as targets for the division of the Company's loan portfolio across the various categories of loans. The Company expects that commercial loans, commercial mortgage loans, residential mortgage loans, consumer loans and credit card and other loans will account for approximately 35%, 20%, 30%, 8% and 7%, respectively, of its loan portfolio. The Company believes that this initial division reflects the current credit demands of its markets and provides a sufficient amount of diversification to avoid over-reliance on one category. The Company may adjust these levels from time to time as the credit demands of the community change and as each Bank's business evolves.


         Credit Policies. With respect to each Bank's loan portfolio, the Company will oversee credit operations while still granting local authority to each Bank. The Company's chief credit officer will be primarily responsible for maintaining a quality loan portfolio and developing a strong credit culture throughout the entire organization. The chief credit officer will be responsible for developing and updating the credit policies and procedures for the organization. The Board of Directors of any Bank may make exceptions to these credit policies and procedures as appropriate, but any such exception must be documented and made for sound business reasons.


         Credit quality will be controlled by the chief credit officer through compliance with the Company's credit policies and procedures. The Company's risk-decision process will be actively managed in a disciplined fashion to maintain an acceptable risk profile characterized by soundness, diversity, quality, prudence, balance and accountability. The Company's credit approval process will consist of specific authorities granted to the lending officers. Loans exceeding a particular lending officer's level of authority will be reviewed and considered for approval by an officers' loan committee and, then, a Bank's Board of Directors. In addition, the chief credit officer will work closely with each lending officer at the Bank level to ensure that the business being solicited is of the quality and structure that fits the Company's desired risk profile.


         Under its credit policies, the Company will generally limit the concentration of credit risk by a particular Bank in any loan or group of loans to 20% of that Bank's capital. Such concentration limit pertains to any group of borrowers related as to the source of repayment or any one specific industry. Furthermore, each Bank will establish limits on the total amount of that Bank's outstanding loans to one borrower, which will be set below legal lending limits. Any loan that a Bank proposes to make that will exceed such established limits will require the prior approval of the Company's Board of Directors.


         Commercial Loans. The Company expects to make commercial loans to qualified businesses in its market area. The Company's commercial lending will consist primarily of commercial and industrial loans for the financing of accounts receivable, inventory, property, plant and equipment. The Company also expects to offer Small Business Administration guaranteed loans ("SBA loans") and factoring arrangements to certain of its customers.


         Commercial business loans generally have a higher degree of risk than residential mortgage loans, but have commensurately higher yields. Residential mortgage loans generally are made on the basis of the borrower's ability to make repayment from his employment and other income and are secured by real estate whose value tends to be easily ascertainable. In contrast, commercial business loans typically are made on the basis of the borrower's ability to make repayment from cash flow from its business and are secured by business assets, such as commercial real estate, accounts receivable, equipment and inventory. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself. Further, the collateral for commercial business loans may depreciate over time and cannot be appraised with as much precision as residential real estate.


         To manage these risks, the Company's policy is to secure commercial loans with both the assets of the borrowing business and other additional collateral and guarantees that may be available. In addition, the Company will actively monitor certain measures of the borrower, including advance rate, cash flow, collateral value and other appropriate credit factors.


         Commercial Mortgage Loans. The Company also expects to originate commercial mortgage loans. These loans are primarily secured by various types of commercial real estate, including office, retail, warehouse, industrial and other non-residential types of properties and are made to the owner and/or occupiers of such property. The Company expects these loans to have maturities generally ranging from one to 10 years.


         Commercial mortgage lending entails significant additional risk, compared with residential mortgage lending. Commercial mortgage loans typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. Additionally, the payment experience on loans secured by income producing properties is typically dependent on the successful operation of a business or a real estate project and thus may be subject, to a greater extent, to adverse conditions in the real estate market or in the economy generally. The Company's commercial real estate loan underwriting criteria require an examination of debt service coverage ratios, the borrower's creditworthiness and prior credit history and reputation, and the Company generally requires personal guarantees or endorsements of borrowers. The Company also carefully considers the location of the security property.


         The Company expects that loan-to-value ratios for commercial mortgage loans will not exceed 75%, with higher ratios permitted if the borrower has unusually strong general liquidity, net worth and cash flow. Loan-to-value ratios will not exceed 85% or, if a SBA guaranty has been obtained, 90%.


         Residential Mortgage Loans. The Company expects that its residential mortgage loans will consist of residential first and second mortgage loans, residential construction loans and home equity lines of credit and term loans secured by first and second mortgages on the residences of borrowers for home improvements, education and other personal expenditures. Management expects that the Company will make mortgage loans with a variety of terms, including fixed and floating or variable rates and a variety of maturities. Maturities for construction loans will generally range from six to 12 months for residential property and from 12 to 18 months for non-residential and multi-family properties.


         Residential mortgage loans generally are made on the basis of the borrower's ability to make repayment from his employment and other income and are secured by real estate whose value tends to be easily ascertainable. These loans will be made consistent with the Company's appraisal policy and real estate lending policy, which will detail maximum loan-to-value ratios and maturities. Loans for owner-occupied property will generally be made with a loan-to-value ratio of up to 80% for first liens and 75% for junior liens. Higher loan-to-value ratios may be allowed based on the borrower's unusually strong general liquidity, net worth and cash flow. Loan-to-value ratios for home equity lines of credit will generally not exceed 75%. If the loan-to-value ratio exceeds 90% for residential mortgage loans, the Company will obtain appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.


         Construction lending entails significant additional risks, compared with residential mortgage lending. Construction loans often involve larger loan balances concentrated with single borrowers or groups of related borrowers. Construction loans also involve additional risks attributable to the fact that loan funds are advanced upon the security of property under construction, which is of uncertain value prior to the completion of construction. Thus, it is more difficult to evaluate accurately the total loan funds required to complete a project and related loan-to-value ratios. To minimize the risks associated with construction lending, the Company limits loan-to-value ratios for residential property to 85% and for non-residential property and multi-family properties to 80%, in addition to its usual credit analysis of its borrowers.


         Management expects that the loan-to-value ratios described above will be sufficient to compensate for fluctuations in the real estate market to minimize the risk of loss.


         Consumer Loans. The Company expects that its consumer loans will consist primarily of installment loans to individuals for personal, family and household purposes. The specific types of consumer loans expected to be made by the Banks include home improvement loans, debt consolidation loans and general consumer lending.

         Consumer loans may entail greater risk than residential mortgage loans do, particularly in the case of consumer loans that are unsecured, such as lines of credit, or secured by rapidly depreciable assets such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans. Such loans may also give rise to claims and defenses by a consumer loan borrower against an assignee of such loan such as the Company, and a borrower may be able to assert against such assignee claims and defenses that it has against the seller of the underlying collateral.


         The Company's policy for consumer loans is to accept moderate risk while minimizing losses, primarily through a careful analysis of the borrower. In evaluating consumer loans, the Company will require its lending officers to review the borrower's level and stability of income, past credit history and the impact of these factors on the ability of the borrower to repay the loan in a timely manner. In addition, the Company will require that its banking officers maintain an appropriate margin between the loan amount and collateral value. The Company expects that many of its consumer loans will be made to the principals of the small and medium-sized businesses for whom the Banks provide banking services.


         Credit Card and Other Loans. The Company also expects to issue credit cards to certain of its customers. In determining to whom it will issue credit cards, the Company intends to evaluate the borrower's level and stability of income, past credit history and other factors. Finally, the Company expects to make additional loans that may not be classified in one of the above categories. In making such loans, the Company will attempt to ensure that the borrower meets the Company's credit quality standards.

         Deposits. Management intends to offer a broad range of interest-bearing and noninterest-bearing deposit accounts, including commercial and retail checking accounts, money market accounts, individual retirement accounts, regular interest-bearing savings accounts and certificates of deposit with a range of maturity date options. Management anticipates that the primary sources of deposits will be small and medium-sized businesses and individuals within an identified market. In each identified market, senior management will have the authority to set rates within specified parameters in order to remain competitive with other financial institutions. All deposits will be insured by the FDIC up to the maximum amount permitted by law. The Company expects to implement a service charge fee schedule, which will be competitive with other financial institutions in a Bank's market area, covering such matters as maintenance fees on checking accounts, per item processing fees on checking accounts, returned check charges and other similar fees.

         Specialized Consumer Services. Management intends to offer specialized products and services to its customers, such as lock boxes, travelers checks and safe deposit services.

         Courier Services. The Company expects to offer courier services to its business customers. Courier services permit the Company to provide the convenience and personalized service its customers require by scheduling pick-ups of deposits.

         Telephone and Internet Banking. The Company believes that there is a strong demand within its market for telephone banking and internet banking. Both services allow customers to access detailed account information, execute transactions and pay bills electronically. Management believes that these services are particularly attractive for its customers, as it will enable them to conduct their banking business and monitor their bank accounts from remote locations. Management of the Company believes that telephone and internet banking will assist the Banks in attracting and retaining customers and will also encourage its customers to maintain their total banking relationships with the Company.

         Automatic Teller Machines ("ATMs"). The Company plans to have an ATM at each office of each Bank. Management intends to make other financial institutions' ATMs available to its customers and to offer customers a certain number of free ATM transactions per month.

         Other Products and Services. The Company intends to evaluate other services such as trust services, brokerage and investment services, insurance, and other permissible activities. Management expects to introduce these services as they become economically viable.

Competition

         Banks generally compete with other financial institutions through the selection of banking products and services offered, the pricing of services, the level of service provided, the convenience and availability of services, and the degree of expertise and the personal manner in which services are offered. Virginia law permits statewide branching by banks. Consequently, commercial banking in Virginia is highly competitive. Many large banking organizations, several of which are controlled by out-of-state holding companies, currently operate in the Company's targeted market areas. In addition, competition between commercial banks and thrift institutions (savings institutions and credit unions) has intensified significantly by the elimination of many previous distinctions between the various types of financial institutions and the expanded powers and increased activity of thrift institutions in areas of banking which previously had been the sole domain of commercial banks. Recent legislation, together with other regulatory changes by the primary regulators of the various financial institutions, has resulted in the almost total elimination of practical distinctions between a commercial bank and a thrift institution. Consequently, competition among financial institutions of all types is largely unlimited with respect to legal ability and authority to provide most financial services. Furthermore, as a consequence of legislation recently enacted by the United States Congress, out-of-state banks not previously allowed to operate in Virginia are allowed to commence operations and compete in the Company's targeted market areas. See "Government Supervision and Regulation -- Interstate Banking and Branching."


         Each of the Banks will face competition from other banks, as well as thrift institutions, consumer finance companies, insurance companies and other institutions in the Banks' respective market areas. Some of these competitors are not subject to the same degree of regulation and restriction imposed upon the Banks. Many of these competitors also have broader geographic markets and substantially greater resources and lending limits than the Banks and offer certain services such as trust banking that the Banks are not expected to provide in the near term. In addition, many of these competitors have numerous branch offices located throughout the extended market areas of the Banks that the Company believes may provide these competitors with an advantage in geographic convenience that the Banks do not have at present. Such competitors may also be in a position to make more effective use of media advertising, support services, and electronic technology than can the Banks. Currently there are 27 other commercial banks, 7 savings institutions, and 30 credit unions operating in the Company's targeted market areas.

Legal Proceedings

         In the ordinary course of operations, the Company and the Banks expect to be parties to various legal proceedings. At present, there are no pending or threatened proceedings against the Company or any of the Banks which, if determined adversely, would have a material effect on the business, results of operations, or financial position of the Company or any of the Banks.

Properties

         The Company's headquarters and Cardinal Bank's office is at 10641 Lee Highway, Fairfax, Virginia. The premises are held under a 10 year lease, which began January 1, 1998. The building, which the Company has substantially renovated, is a three-story brick structure, containing 9,000 square feet. It has five teller stations, one drive-through window and a walk-up ATM and night depository.

Employees

         At May 31, 1998, the Company had 14 full time employees, none of which is represented by a union or covered by a collective bargaining agreement. Management considers employee relations to be good.

                                   MANAGEMENT

Directors and Executive Officers of the Company

         Currently, the Company's Board of Directors includes 11 directors. The following sets forth certain information regarding the Company's executive officers and directors as of the date of this Prospectus and for previous periods of at least five years. The Company's Articles of Incorporation provide for a classified Board of Directors, so that, as nearly as possible, one-third of the directors are elected each year to serve three-year terms. Executive officers of the Company serve at the discretion of the Company's Board of Directors.


                                                                                          Director          Term
        Name                          Age             Position                             Since           Expires
        ----                          ---             --------                             -----           -------
Robert M. Barlow                       68    Director and Vice Chairman                     1997            2000
Wayne W. Broadwater                    74    Director                                       1997            2001
Nancy K. Falck                         68    Director and Secretary                         1997            1999
L. Burwell Gunn, Jr.                   53    Director, President and Chief Executive        1997            1999
                                             Officer
Anne B. Hazel                          58    Director                                       1997            2000
Harvey W. Huntzinger                   71    Director                                       1997            2001
Jones V. Isaac                         66    Director                                       1997            1999
Dale B. Peck                           52    Director                                       1997            2000
James D. Russo                         51    Director and Treasurer                         1997            2000
John H. Rust, Jr.                      50    Director and Chairman                          1997            2001
H. Steve Swink, Ph.D.                  56    Director                                       1997            1999

         Biographical information for each of the Directors is set forth below. With the exception of Messrs. Gunn, Peck and Swink and Mrs. Hazel, all of the Directors were formerly directors of First Patriot Bankshares Corporation, a Virginia corporation and the holding company for Patriot National Bank, headquartered in Reston, Virginia ("First Patriot"). On August 1, 1997, United Bankshares, Inc., a West Virginia corporation ("UBS"), acquired First Patriot in a Merger, pursuant to which, among other things, each shareholder of First Patriot received a cash payment for his or her shares and Patriot National Bank merged into United Bank, a subsidiary of UBS.

         Robert M. Barlow served as Vice Chairman of First Patriot and Patriot National Bank. Mr. Barlow also served as Chairman of the Director's Loan Committee for Patriot National Bank. Mr. Barlow was the founder and principal shareholder of a group of companies engaged in construction, manufacturing and real estate in northern Virginia for the past 38 years. In 1995, he sold these ventures and is now retired.

         Wayne W. Broadwater served as Chairman of the Marketing Committee for Patriot National Bank. A retired U.S. Navy Master Chief Petty Officer, he served as President and CEO of Shipmates, Ltd., a chain of tool and equipment rental and sales companies that he founded in 1972 until its sale in 1997. He is past President of the National Capital Area Rental Association. He is involved in civic organizations such as the Chamber of Commerce, the American Legion, Fleet Reserve Association and the Izaak Walton League.

         Nancy K. Falck was Secretary of First Patriot and Patriot National Bank. Ms. Falck also served as Chairman of the Compensation Committee for Patriot National Bank. She is a former member of the Fairfax County Board of Supervisors (1980-1987) and Fairfax County School Board (1976-1979). Ms. Falck worked in Virginia as a research bacteriologist and also spent time as a high school teacher. She is active in community affairs and is past President of the Board of Directors of the Family Respite Center (a day program that helps people with Alzheimer's disease) and is a Commissioner on the Fairfax Area Council on Aging. She has also served as past president of such associations as the Northern Virginia Mental Health Association, the Social Center for Psychiatric Rehabilitation, the Washington Council of Governments and the Junior League of Northern Virginia. From 1970 to 1978, she served on the Board of Visitors of the College of William and Mary.

         L. Burwell Gunn, Jr. is President and Chief Executive Officer of the Company, having recently completed 25 years of service with Crestar Bank. Mr. Gunn has managed a wide variety of diverse commercial banking functions including equipment leasing, trade finance/international banking, special assets (loan workouts) and lower, middle and upper market commercial functions. He left Crestar as Executive Vice President and Commercial Division Head for Greater Washington Region. He has served on the Boards of Directors for United Virginia Leasing Corporation and Crestar Bank, N.A. He is a past Chairman of the Board of Directors for the Fairfax County Chamber of Commerce and serves on the boards of many local civic and charitable entities. Mr. Gunn was honorably discharged from the U.S. Army in 1972 as a Captain.

         Anne B. Hazel serves as a Director of the Corcoran Museum of Art, Washington, D.C., the Florida House, Washington, D.C., the Morikani Museum and Japanese Gardens Foundation, Delray Beach, Florida and the Concert Hall at Mizner Park, Boca Raton, Florida. In addition Mrs. Hazel is active with the UNC Alumni Association, the Boca Raton Historical Society, the Junior Leagues of Boca Raton, Florida and Washington, D.C. among many other civic endeavors. In the past she has held management positions with the Boca Raton Historical Society, the Boca Raton Community

Redevelopment Agency and The Morikani Museum and Japanese Gardens. Mrs. Hazel graduated from the University of North Carolina with a BA in English and Art History.

         Harvey W. Huntzinger served as Chairman of the Strategic Planning Committee for First Patriot. He served in the U.S. Army from 1946 to 1967 in numerous command, staff and management jobs relative to aviation operations, research, development and engineering. Upon retirement, he joined TRW's engineering department in support of a helicopter research development and prototyping phase. He is a founder of National Systems Management Corporation, which was organized in 1972, and has been President and CEO since 1983.


         Jones V. Isaac was Treasurer of First Patriot. Mr. Isaac also served several terms as Chairman of the Audit Committee for Patriot National Bank. Mr. Isaac was the Administrator of Finance and Administration for the Construction Specifications Institute where he was employed from 1967 until 1995. In this capacity, Mr. Isaac was responsible for the financial, budgetary, office and building administration of CSI, as well as the administration of its staff benefits programs. Currently, Mr. Isaac is President of Isaac Enterprises, Inc., a service oriented firm incorporated in the State of Maryland.

         Dale B. Peck is a partner with Beers & Cutler, PLLC, Certified Public Accountants. Prior to joining his present firm, Mr. Peck founded and operated his own practice. In addition, he has functioned as Chief Financial Officer for a group of financial services companies and began his career with Arthur
Andersen & Co. in 1968. A graduate of Old Dominion University, Mr. Peck has served as Chairman of the Board of Directors for the Fairfax County Chamber of Commerce, has been an Advisory Board member of George Mason Bank and many civic and charitable associations.

         James D. Russo served a term as Chairman of the Audit Committee for Patriot National Bank. Mr. Russo is currently the Senior Vice President, Chief Financial Officer and Treasurer of Shire Laboratories, Inc. ("Shire"), and has held these positions since May 1994. Shire, a pharmaceutical research and development company, creates and uses its advanced drug delivery technologies to develop clinically needed, cost effective therapeutic products suited to the managed care market. Prior to joining Shire, Mr. Russo served as Senior Vice President, Chief Financial Officer and Treasurer of Versar, Inc. in Springfield, Virginia from 1992 to 1994. Mr. Russo was the Senior Vice President and Chief Financial Officer of ICF Kaiser International, Inc. from 1986 to 1992. From 1981 to 1986, Mr. Russo was Vice President of Finance and Treasurer and served on the Board of Directors of PRC Engineering, Inc. in New York, a subsidiary of Planning Research Corporation, where he managed the international financial operations of the consulting engineering firm.

         John H. Rust, Jr. was Chairman of the Board of First Patriot and Patriot National Bank. Mr. Rust also served as Chairman of the Executive Committee for First Patriot and Patriot National Bank. Mr. Rust is currently of counsel in the law firm of McCandlish and Lillard. Mr. Rust is a member of the Virginia House of Delegates, the former Vice Chairman of the Virginia State Board of Elections and a former President of the Central Fairfax Chamber of Commerce.

         H. Steve Swink, Ph.D. is the President of the coffee, vending and roasting group of U.S. Office Products Company, the largest supplier of breakroom products in America. Prior to joining U.S. Office Products, Dr. Swink served as Vice President and Chief Operating Officer for Coffee Butler Service, Inc. headquartered in Alexandria, Virginia. Under his leadership, Coffee Butler grew to become one of the top three independently owned coffee products companies in the nation. Dr. Swink has a distinguished record of public service
and  currently   serves  on  the  Board  of  Directors  of  the  American

Heart Association/Northern Virginia Chapter, the Cultural Alliance of Washington, D.C., The Fairfax Symphony Orchestra, The Fairfax County Chamber of Commerce (Past Chairman), and the Northern Virginia Community Foundation. He is also an active member of the Greater Washington Board of Trade, and is involved with a number of other civic and professional organizations. Dr. Swink holds Bachelor of Science and Master of Education degrees from Mississippi State
University  and  received  his  Doctorate  of  Philosophy   from  Georgia  State
University.

Executive Officers Who Are Not Directors

         Joseph L. Borrelli, CPA - Mr. Borrelli (age 50) is the Chief Financial Officer for the Company and Cardinal Bank. Mr. Borrelli has over 25 years of accounting and banking experience beginning with Deloitte & Touche (formerly Haskins & Sells) conducting audits of banks and in senior financial management positions with Citibank, Perpetual Savings, John Hanson Savings and Crestar Bank. His most recent position was with Crestar Bank as the Regional Finance Manager for the greater Washington Region. He is past President of the D.C. Chapter of Financial Executives Institute and is a member of the American Institute of CPA's and the Virginia Society of CPA's.


         F. Kevin Reynolds - Mr. Reynolds (age 38) is Executive Vice President and Senior Lending Officer of Cardinal Bank and, subject to regulatory approval, is slated to become the President of Cardinal Bank. Mr. Reynolds has served in a variety of positions in his 15 years of banking experience beginning as a credit analyst and commercial trainee at the National Bank of Washington. After leaving to join American Security Bank he gained experience in lending to government contractors, real estate developers, and businesses. In 1991 Mr. Reynolds joined George Mason Bank to help create the commercial lending group and became the senior lending officer responsible for all facets of the bank's commercial lending business. In addition to his many civic activities, Mr. Reynolds is the current Chairman of the American Heart Association, Northern Virginia and is Treasurer and Vice President of Westwood Country Club.


         Christopher W. Bergstrom - Mr. Bergstrom (age 38) is an Executive Vice President and Commercial Lending Officer of the Company and, subject to regulatory approval, is slated to be President of the Manassas/Prince William Bank when it opens. Mr. Bergstrom will establish a loan production office in Prince William County, his home. Mr. Bergstrom had a 16-year career at Crestar Bank where he served in a variety of retail and commercial functions. He has managed several commercial lending groups in addition to gaining experience in sales management, credit administration, planning and budgeting, and personnel recruitment. In addition, he has served in a variety of civic roles, including serving on the Boards of Directors of the Arlington and Alexandria Chambers of Commerce and the Advisory Board of the McIntire School of Commerce's Center for Small and Emerging Business.

         Eleanor Schmidt - Ms. Schmidt (age 37) is a Vice President and Retail Banking Head of the Company with over 17 years of branch and operational experience with NationsBank. She has managed multiple branches in the Fairfax area serving a large and diverse deposit and loan base. She is experienced in retail banking, retail operations, branch security, and consumer compliance and customer service. She has been a leader in the Fairfax community for the past 15 years in a variety of business and civic organizations and currently serves on the Industrial Development Authority in the City of Fairfax, is a member of the Central Fairfax Chamber of Commerce, the Fairfax County Chamber of Commerce, the Leadership Fairfax Class of 1998, and is active with the Kiwanis Club of Fairfax. She is the treasurer of the City of Fairfax Chocolate Lover's Festival Committee and serves on the Fairfax

City Independence Day Celebration Committee. She has been honored as an outstanding volunteer in the City of Fairfax for the past two years.

         Carl E. Dodson - Mr. Dodson (age 43) joined the Company in May 1998 as its Senior Vice President and Chief Credit Officer and has 14 years of commercial banking experience. Mr. Dodson began his career as one of the founding officers of Palmer National Bank ("Palmer") in Washington, D.C. At Palmer, in addition to being the senior commercial lending officer, Mr. Dodson implemented procedures involving the lending function of Palmer, including establishing the loan review, credit operations and credit administration functions. While at Palmer, he oversaw the growth of its loan portfolio to $100 million before Palmer's sale to George Mason Bank ("George Mason") in 1996. At that time, he joined George Mason as Senior Vice President of Credit Administration. In 1997, Mr. Dodson left George Mason to become Chief Financial Officer of C.C. Pace Resources, Inc. Mr. Dodson received a B.A. in economics from the University of Virginia and a M.B.A. from the University of Virginia's Darden School of Business Administration.

Security Ownership of Management

         The following table sets forth information as of March 31, 1998 regarding the number of shares of Common Stock beneficially owned by all directors and by all directors and executive officers as a group. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of the nominee living in such person's home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time.


                                                       Common Stock
       Name                                         Beneficially Owned                  Percentage of Class
       ----                                         ------------------                  -------------------
Robert M. Barlow                                          67,500                                4.79%
Wayne W. Broadwater                                       27,000                                1.92
Nancy K. Falck                                            26,667                                1.89
L. Burwell Gunn, Jr.                                      18,500                                1.31
Anne B. Hazel                                             13,334                                0.95
Harvey W. Huntzinger                                      67,500                                4.79
Jones V. Isaac                                            30,000                                2.13
Dale B. Peck                                              26,667                                1.89
James D. Russo                                            53,600                                3.80
John H. Rust, Jr.                                         35,000                                2.48
H. Steve Swink, Ph.D.                                     30,000                                2.13
All present executive officers and
  directors as a group (16 persons)                      437,101                               31.01%


         The percentage ownership of directors and executive officers is expected to decline to less than 11% following the Offering.

Security Ownership of Certain Beneficial Owners

         No one is known to be the beneficial owner of more than five percent of the issued and outstanding Common Stock of the Company.

Executive Compensation


         The following table shows, for the fiscal year ended December 31, 1997, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for that year, to the named Executive Officer in all capacities in which he served:

                           Summary Compensation Table

                                                        Annual Compensation(1)
                                                -------------------------------------
                                                                                                   All Other
                                                Year          Salary(2)        Bonus            Compensation(3)
                                                ----          ---------        -----            ---------------

L. Burwell Gunn, Jr.                            1997           $27,174        $25,000              $    981
  President and Chief Executive Officer
----------------

(1) All benefits that might be considered of a personal nature did not exceed the lesser of $50,000 or 10% of total annual salary and bonus for the officer named in the table.

(2)  Amount reflects a partial year. Mr. Gunn's annual salary is $150,000.

(3) Amounts reflect COBRA payments to Mr. Gunn's former employer to continue insurance benefits.

Compensation and Other Employment Arrangements

         On September 30, 1997, Mr. Gunn entered into an employment contract to serve as President and Chief Executive Officer of both the Company and Cardinal Bank and to perform such services and duties as each entity's Board of Directors may designate. Under the contract, Mr. Gunn is entitled to an annual base salary of $150,000. Any increases in base salary are at the discretion of the Boards of Directors. In addition, Mr. Gunn earned a bonus in 1997 of $25,000 in connection with the completion of various aspects of the organization of the Company and Cardinal Bank, and may be entitled to up to an additional $50,000 in connection with the first year of operations of the Company and Cardinal Bank, and up to $50,000 per year for future performance.

         The contract is for a term of three years and may be extended for at least two additional years. Mr. Gunn serves at the pleasure of the Company's Board of Directors. If, during the term of the contract, Mr. Gunn's employment is terminated without cause, Mr. Gunn will be entitled to a severance payment equal to his annual base salary at that time. The contract also provides for certain non-competition covenants for a period of one year following Mr. Gunn's termination.

         During each year under his three-year employment contract, Mr. Gunn will be granted an option to purchase 7,048 shares of Common Stock at $7.50 per share; however, the grant of any option for any particular year shall be conditioned on the Company's financial performance's exceeding certain amounts budgeted for that year.


         Neither the Company nor Cardinal Bank provides any compensation to its directors for service on the respective Board of Directors.

         Any future transactions between the Company and its officers and directors, as well as transactions with any person who acquires five percent or more of the Company's voting stock will be on substantially the same terms, including interest rates and security for loans, as those prevailing at the time for comparable transactions with others.

Bank Directors

         With the exception of Mrs. Hazel and Dr. Swink, the directors of the Company also are the directors of Cardinal Bank. The Company intends that at least one Company director will serve on the Board of each Additional Bank. The Company has identified a number of individuals who have indicated their willingness to serve as organizers and directors of the Additional Banks. As none of the Additional Banks is yet in the organizational stage, the composition of the Boards of the Additional Banks has not been finally determined and no individual may serve as an Additional Bank director without regulatory approval. The Company expects that the directors of the Additional Banks will include the following individuals.


         George E. Barlow (age 41) is currently President and co-owner of Division 7, Inc. and Vice-President and co-owner of Prospect Waterproofing Company. Serving the construction industry, Division 7, Inc. is a materials distribution company and Prospect Waterproofing Co. is a waterproofing specialty subcontractor. Prior to the purchase of Division 7 and Prospect in 1994, Mr. Barlow was Chief Executive Officer of Insulated Building Systems, Inc., a manufacturer and fabricator of insulation products. Mr. Barlow is a graduate of The Wharton School of the University of Pennsylvania and has an MBA from The Goizueta Business School of Emory University.


         David L. Broadwater (age 40) is managing partner of Broadwater Investments II, Real Estate Development and Management Co. located in northern Virginia. Prior to forming his present firm, Mr. Broadwater served as Vice President of Operations of Shipmates, Ltd. a large equipment rental and sales company headquartered in Manassas, Virginia.


         Russell A. DeCarlo, DDS (age 53), a lifetime area resident, is self-employed with a private dental practice in northern Virginia for the past 27 years. After completing undergraduate studies at the University of Virginia, Dr. DeCarlo graduated from the Medical College of Virginia in 1969 and completed military service in the USN 1969/71. He was an initial investor and member of the Advisory Board of Patriot National Bank since its inception in 1990. Dr. DeCarlo has served on several Boards of Directors for residential and business properties, including Pinecrest Office Park and Edsall Terrace in Alexandria, Virginia and Angelfish Condo in Ocean City, Maryland.


         Theresa A. Gascoigne (age 48) is a graduate of the University of Maryland with a B.A. in Business Administration and the Washington School for Secretaries. She worked for Securities Investor Protection Corporation, The American Federation of State, County and Municipal Employees, The Construction Specifications Institute and the Early California Industries. She is a member of the Country Club of Fairfax and many civic and charitable organizations in Virginia.


         Roy F. Goggin, Jr. (age 53) established his own certified public accounting firm in 1988. His accounting experience spans over 25 years. Specializing in taxation and accounting, his practice serves a wide spectrum of small and medium-sized businesses in northern Virginia. He received his B.S. in Business Administration from Virginia Commonwealth University and his M.S. in Taxation from American University in Washington, D.C. He is active in a variety of professional and civic endeavors and is a past President of the Falls Church Rotary Club.

         Andrew P. Hinton (age 47) is an attorney with the United States Government, and has responsibilities involving adjudication of administrative appeals in an administrative tribunal within the Department of Veterans Affairs. Previously, he worked for 16 years at the International Monetary Fund (the "IMF"), providing financial and economic expertise in support of the IMF's country lending programs. Mr. Hinton also has real estate business experience since 1973, with involvement in land development and brokerage, redevelopment and sale of inner-city residential buildings, and financial analytic support for prospective office building projects. He founded and was President of Washington Capital Realty, Inc., involved in non-residential real estate brokerage. In addition to Mr. Hinton's legal training, he holds an MBA in finance and an M.A. in economics, both from Virginia Tech in Blacksburg, Virginia. Mr. Hinton is active in several northern Virginia community organizations.


         Mervin D. Issac (age 34) is currently Senior Manager of Operations at Cable & Wireless, Inc. Cable & Wireless ("C&W") is an industry leader in the Global Telecommunications industry. He is responsible for all private line, data, internet and voice operations at C&W. Prior to his management position, he was a Senior Data Engineer at C&W responsible for capacity planning, network architecture, traffic flow engineering and network resilience design. Mr. Isaac also served in the United States Navy from 1982-1987 as an aviation electronic technician.


         Earl F. Lockwood (age 67) is co-founder, Chairman, President and Chief Executive Officer of Betac International Corporation which he formed in 1980. Betac is a worldwide technology firm located in Alexandria, Virginia. Mr. Lockwood is a graduate of the College of Engineering, University of Kentucky. He also attended the International School of Nuclear Science and Engineering at the University of Chicago. Mr. Lockwood is a Director of the Professional Services Council, Chairman of the Board of the Securities Affairs Support Association, Senior Advisory Board for the Joint Military Intelligence College Foundation, Inc. and the Board of Trustees of Hampton-Sydney College.


         Virginia C. Mars (age 68) is a former teacher and was a Director of Mars Foundation until 1990. For years she has been very active in a number of civic and charitable endeavors. Mrs. Mars currently serves on the Boards of Vassar College, the Wildlife Preservation Trust International, the McLean Revitalization Corporation, The Cathedral Chapter, Washington National Cathedral and Cathedral Choral Society and the National Symphony Orchestra, where she earned the distinction of being the only woman to serve as president. In addition, she has served on the Boards of the American University, Johns Hopkins University American Contemporary German Studies, and the Langley School of McLean, among many others. Mrs. Mars received her B.A. and teacher certification from Vassar.


         John R. Muha, II (age 40) graduated from George Mason University in 1981 with a Bachelor of Science degree in Business Administration. Mr. Muha's career in insurance began as a bond underwriter with the Chubb Group. In 1994 he co-founded Franey, Parr & Muha, Inc., and currently serves as its President. Mr. Muha is a member of the Board of Directors and serves as the Underwriting
Chairman for Crab Apple Insurance Company and is a member of the Professional Insurance Agents Association. He is an Accredited Advisor in insurance and serves on the advisory boards of several insurance carriers. Mr. Muha is a member of the George Mason University Patriot Club, the Fairfax Chamber of Commerce, the National Association of Industrial and Office Parks and St. Timothy's Church.


         Philip M.  Reilly  (age 56) is the Vice  President,  Finance  and Chief
Financial Officer of Kol Bio-Medical Instruments, a regional marketer and distributor of high technology medical devices. A former

Marine Corps Officer and Vietnam veteran, he holds an MBA in Finance from the N.Y.U. Stern School of Business. He serves on the Executive Committee and Board of Directors of the Medmarc Insurance Company. Currently the Vice Chairman of the Virginia Health Care Foundation, he is a past Chairman of the Fairfax County Chamber of Commerce, the Fairfax Arts Council, the Fairfax-Falls Church United Way and is a past awardee of the Washington Post Cup as Fairfax County's Citizen of the Year. He also served as Vice Chairman - North of the Virginia Chamber of Commerce, and chaired the Virginia Business Health Care Task Force.


         John A. Rollison, III (age 47) is President of Rollison Tire and Auto, a business he has owned and operated since 1972 in Woodbridge, Virginia. Mr. Rollison is a member of the House of Delegates representing the 52nd District in Prince William County. He is a director of the Prince William Chamber of Commerce and an Alternate Commissioner on the Interstate Commission on the Potomac River Basin. Mr. Rollison is a graduate of Virginia Polytechnic Institute and State University.


         Dietmar S. Tech (age 55) is a founder and principal owner of LSA Incorporated, which was organized in 1982, and since then has been the President in charge of corporate operations and head of the LSA Photonics and Optical Wireless Communications Division. LSA provides systems engineering, acquisition management, and technical support services to the Government and industry. Prior to founding LSA, Mr. Tech was a Director of Operations with SYSCON Incorporated supporting various Navy airlaunched weapon system programs. From 1966 through 1971 Mr. Tech held various positions from analyst through Department Head with Litton Ingalls Shipbuilding Division supporting the development of the LHA, Spruance Class Destroyers, and Surface Effect Ship. From 1962 to 1966 Mr. Tech worked for the Department of the Navy as an operations research analyst addressing logistics systems design and effectiveness issues. He received a degree in Physics from Rutgers University in 1964.


         William T. Theros (age 48) was the former owner of McLean Rentals, Inc., a major equipment rental dealer in the northern Virginia region. He sold McLean Rentals, Inc. in 1996 after growing the firm from one to nine locations and currently works with his son at Theros Equipment, Inc., which sells large construction equipment. Previous to his owning McLean Rentals, Inc., he spent seven years with the Montgomery County Police Department. He graduated from University of Maryland with a Bachelor of Science degree in Criminal Justice, then furthered his studies at George Washington University, graduating with a Masters of Science in Special Studies - Criminal Justice.


         Ms. Jana Yeates (age 56) is the founder and co-owner of Employment Enterprises, Inc., the parent company of Temporary Solutions, Inc. and Checks & Balances, Inc. a $40+ million employment services enterprise located in Manassas, Virginia. Temporary Solutions, Inc. continually ranks as one of the Top 50 women-owned businesses in the Washington metropolitan area, as published by the Washington Business Journal. Ms. Yeates has received numerous business awards including being recognized as "Entrepreneur of the Year" by Inc. Magazine and Ernst & Young, and by being inducted into the "Entrepreneur Hall of Fame" at the University of North Carolina. In addition to serving on numerous state and local advisory and civic boards, she is a past President of the Prince William County Greater Manassas Chamber of Commerce, and serves on the Boards of Directors of Prince William Health Systems, Prince William Hospital Board, and the Manassas Chapter of the American Red Cross among others.

                      GOVERNMENT SUPERVISION AND REGULATION

         The following discussion is a summary of the principal laws and regulations that comprise the regulatory framework applicable to the Company and the Banks. Other laws and regulations that govern various aspects of the operations of banks and bank holding companies are not described herein, although violations of such laws and regulations could result in supervisory enforcement action against the Company or a Bank. The following descriptions, as well as descriptions of laws and regulations contained elsewhere in this Prospectus, summarize the material terms of the principal laws and regulations and are qualified in their entirety by reference to applicable laws and regulations.

         As a bank holding company, the Company is subject to regulation under the Bank Holding Company Act of 1956 (as amended, the "BHCA") and the examination and reporting requirements of the Federal Reserve. Under the BHCA, a bank holding company may not directly or indirectly acquire ownership or control of more than 5% of the voting shares or substantially all of the assets of any additional bank or merge or consolidate with another bank holding company without the prior approval of the Federal Reserve. The BHCA also generally limits the activities of a bank holding company to that of banking, managing or controlling banks, or any other activity which is determined to be so closely related to banking or to managing or controlling banks that an exception is allowed for those activities.

         As a national bank, Cardinal Bank is subject to regulation, supervision and examination by the OCC. The Additional Banks also are expected to be national banks, supervised by the OCC in the same fashion and to the same extent as Cardinal Bank. Cardinal Bank is also subject to regulation, supervision and examination by the FDIC. Federal law also governs the activities in which the Banks may engage, the investments they may make and limits the aggregate amount of loans that may be granted to one borrower to 15% of a bank's capital and surplus. Various consumer and compliance laws and regulations also affect the Banks' operations.


         The earnings of the Banks, and therefore the earnings of the Company, are affected by general economic conditions, management policies and the legislative and governmental actions of various regulatory authorities, including those referred to above.


         The OCC will conduct regular examinations of the Banks, reviewing such matters as the adequacy of loan loss reserves, quality of loans and investments, management practices, compliance with laws, and other aspects of their operations. In addition to these regular examinations, the Banks must furnish the OCC with periodic reports containing a full and accurate statement of its affairs. Supervision, regulation and examination of banks by these agencies are intended primarily for the protection of depositors rather than shareholders.

         Insurance of Accounts, Assessments and Regulation by the FDIC. The deposits of Cardinal Bank are insured by the FDIC up to the limits set forth under applicable law. The deposits of Cardinal Bank are subject to the deposit insurance assessments of the Bank Insurance Fund ("BIF") of the FDIC. The Additional Banks will be subject to the same assessments.

         The FDIC has implemented a risk-based deposit insurance assessment system under which the assessment rate for an insured institutions may vary according to regulatory capital levels of the institution and other factors (including supervisory evaluations). Depository institutions insured by the BIF that are "well capitalized", are required to pay only the statutory minimum assessment of $2,000 annually for deposit insurance, while all other banks are required to pay premiums ranging from .03% to .30% of domestic deposits. These rate schedules are subject to future adjustments by the FDIC. In addition, the FDIC has authority to impose special assessments from time to time. However, because the legislation enacted in 1996 requires that both Savings Association Insurance Fund ("SAIF") insured and BIF-insured deposits pay a pro rata portion of the interest due on the obligations issued by the Financing Corporation ("FICO"), the FDIC is assessing BIF-insured deposits an additional 1.30 basis points per $100 of deposits to cover those obligations.

         The FDIC is authorized to prohibit any BIF-insured institution from engaging in any activity that the FDIC determines by regulation or order to pose a serious threat to the respective insurance fund. Also, the FDIC may initiate enforcement actions against banks, after first giving the institution's primary regulatory authority an opportunity to take such action. The FDIC may terminate the deposit insurance of any depository institution if it determines, after a hearing, that the institution has engaged or is engaging in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, order or any condition imposed in writing by the FDIC. It also may suspend deposit insurance temporarily during the hearing process for the permanent termination of insurance, if the institution has no tangible capital. If deposit insurance is terminated, the deposits at the institution at the time of termination, less subsequent withdrawals, shall continue to be insured for a period from six months to two years, as determined by the FDIC. Management is aware of no existing circumstances that could result in termination of Cardinal Bank's deposit insurance.

         Capital. The OCC and the Federal Reserve have issued risk-based and leverage capital guidelines applicable to banking organizations they supervise. Under the risk-based capital requirements, the Company and Cardinal Bank are each generally required to maintain a minimum ratio of total capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) of 8%. At least half of the total capital is to be composed of common equity, retained earnings and qualifying perpetual preferred stock, less certain intangibles ("Tier 1 capital"). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock and a limited amount of the loan loss allowance ("Tier 2 capital" and, together with Tier 1 capital, "total capital").

         In addition, each of the Federal banking regulatory agencies has established minimum leverage capital ratio requirements for banking organizations. These requirements provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets equal to 3% for bank holding companies that are rated a composite "1" and 4% for all other bank holding companies. Bank holding companies are expected to maintain higher than minimum capital ratios if they have supervisory, financial, operational or managerial weaknesses, or if they are anticipating or experiencing significant growth.


         The risk-based capital standards of the OCC and the Federal Reserve explicitly identify concentrations of credit risk and the risk arising from non-traditional activities, as well as an institution's ability to manage these risks, as important factors to be taken into account by the agency in assessing an institution's overall capital adequacy. The capital guidelines also provide that an institution's exposure to a decline in the economic value of its capital due to changes in interest rates be considered by the agency as a factor in evaluating a bank's capital adequacy. The OCC and the Federal Reserve also have recently issued additional capital guidelines for bank holding companies that engage in certain trading activities.

         Other Safety and Soundness Regulations. There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by Federal law and regulatory policy that are designed to reduce potential loss exposure to the depositors of such depository institutions and to the FDIC insurance funds in the event the depository institution becomes in danger of default or is in default. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so otherwise. In addition, the "cross-guarantee" provisions of Federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by the BIF as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provision if it determines that a waiver is in the best interests of the BIF. The FDIC's claim for reimbursement is superior to claims of shareholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution.


         The Federal banking agencies also have broad powers under current Federal law to take prompt corrective action to resolve problems of insured depository institutions. The Federal Deposit Insurance Act requires that the federal banking agencies establish five capital levels for insured depository institutions - "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." It also requires or permits such agencies to take certain supervisory actions should an insured institution's capital level fall. For example, an "adequately capitalized" institution is restricted from accepting brokered deposits. An "undercapitalized" or "significantly undercapitalized" institution must develop a capital restoration plan and is subject to a number of mandatory and discretionary supervisory actions. These powers and authorities are in addition to the traditional powers of the Federal banking agencies to deal with undercapitalized institutions.


         Federal regulatory authorities also have broad enforcement powers over the Company and the Banks, including the power to impose fines and other civil and criminal penalties, and to appoint a receiver in order to conserve the assets of any such institution for the benefit of depositors and other creditors.


         Payment of Dividends. The Company is a legal entity separate and distinct from the Banks. Virtually all of the revenues of the Company will result from dividends paid to the Company by the Banks. Under OCC regulations a national bank may not declare a dividend in excess of its undivided profits, which will mean that each Bank must recover any start-up losses before it may pay a dividend to the Company. Additionally, a national bank may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by the national bank in any calendar year exceeds the total of the national bank's retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the OCC. A national bank may not declare or pay any dividend if, after making the dividend, the national bank would be "undercapitalized," as defined in regulations of the OCC. The Company is subject to state laws that limit the amount of dividends it can pay. In addition, the Company is subject to various general regulatory policies relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve has indicated that banking organizations should generally pay dividends only if (1) the organization's net income available to common shareholders over the past year has been sufficient to fund fully the dividends and (2) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality and overall financial condition. The Company expects that these laws, regulations or policies will materially impact the ability of the Banks and, therefore, the Company to pay dividends in the early years of operations.

         Community Reinvestment. The requirements of the Community Reinvestment Act ("CRA") are applicable to the Bank. The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. A financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open a branch or facility.

         Interstate Banking and Branching. Current Federal law authorizes interstate acquisitions of banks and bank holding companies without geographic limitation. Effective June 1, 1997, a bank headquartered in one state is able to merge with a bank headquartered in another state, as long as neither of the states has opted out of such interstate merger authority prior to such date. States are authorized to enact laws permitting such interstate bank merger transactions prior to June 1, 1997, as well as authorizing a bank to establish "de novo" interstate branches. Virginia enacted early "opt in" laws, permitting interstate bank merger transactions. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where a bank headquartered in that state could have established or acquired branches under applicable Federal or state law.

         Economic and Monetary Polices. The operations of the Company are affected not only by general economic conditions, but also by the economic and monetary policies of various regulatory authorities. In particular, the Federal Reserve regulates money, credit and interest rates in order to influence general economic conditions. These policies have a significant influence on overall growth and distribution of loans, investments and deposits and affect interest rates charged on loans or paid for time and savings deposits. Federal Reserve monetary policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future.

                          DESCRIPTION OF CAPITAL STOCK

         The following summary description of the material features of the capital stock of the Company is qualified in its entirety by reference to applicable provisions of Virginia law and the Articles of Incorporation of the Company (the "Articles") and the Bylaws of the Company (the "Bylaws"), which are exhibits to the Registration Statement on file with the Commission.

Authorized and Outstanding Capital Stock

         The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $1.00 per share, and 10,000,000 shares of Preferred Stock, par value $1.00 per share. Immediately following the closing of the offering, the Company estimates that there will be an aggregate of 4,009,509 shares of Common Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. As of March 31, 1998, there were 1,409,509 shares of Common Stock issued and outstanding held by approximately 88 holders of record.

Common Stock

         The holders of Common Stock are entitled to one vote per share on all matters voted on by shareholders, including elections of directors, and possess exclusively all voting power except as otherwise required by law or provided in any resolution adopted by the Company's Board of Directors with respect to any class or series of Preferred Stock. The Articles do not provide for cumulative voting for the election of directors. Subject to any preferential rights of any outstanding class or series of Preferred Stock designated by the Company's Board of Directors from time to time, the holders of Common Stock are entitled to such dividends as may be declared from time to time by the Company's Board of Directors from funds available therefore, and upon liquidation will be entitled to receive pro rata all assets of the Company available for distribution to such holders. The holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to the Common Stock.

Preferred Stock

         The Company's Board of Directors is authorized, without further action of the shareholders of the Company, to provide for the issuance of shares of Preferred Stock, in one or more classes or series, and to fix for each such class or series such designations, rights and preferences as are stated in the resolution adopted by the Company's Board of Directors providing for the issuance of such class or series and as are not prohibited by law. Such Preferred Stock shall rank prior to the Common Stock as to dividend rights and liquidation preferences. Preferred Stock may have full or limited voting rights and may be convertible into shares of Common Stock, which could adversely affect the voting power of the holders of Common Stock. In addition, the issuance of Preferred Stock by the Board of Directors could be utilized, under certain circumstances, as a method of preventing a takeover of the Company. There are no shares of Preferred Stock outstanding and the Company has no present plan or agreement for the issuance of Preferred Stock, although it may determine to do so in the future.

Certain Provisions of the Company's Articles of Incorporation and Bylaws

         The Articles and Bylaws contain provisions, in addition to the authority of the Board of Directors to issue shares of Preferred Stock without shareholder action, that may have the effect of delaying or preventing a change in control of the Company. The Articles and Bylaws provide, subject to the rights of any holders of Preferred Stock: (i) that the Board of Directors shall be divided into three classes and at each annual meeting of shareholders thereafter one class shall be elected each year to serve a three-year term; (ii) that directors may be removed only for cause and only by the affirmative vote of holders of more than two-thirds of the Company's outstanding voting stock; (iii) that a vacancy on the Board shall be filled by the remaining directors; and (iv) that special meetings of the shareholders may be called only by the President, by the Chairman of the Board, or by the Board of Directors and may not be called by the shareholders. The Bylaws require advance notification for a shareholder to bring business before a shareholders' meeting or to nominate a person for election as a director.

         The Articles also require that any amendment to the Articles or any merger or share exchange to which the Company is a party or any direct or indirect sale, lease, exchange or other disposition of all or substantially all of the Company's property, other than in the usual and regular course of business, must be approved by the affirmative vote of a majority of the votes entitled to be cast by each voting group entitled to vote on such amendment or transaction; provided, however, that if such amendment or transaction is approved by less than two-thirds of the Company's Directors, holders of more than two-thirds of the issued and outstanding shares of the Company's Common Stock must vote in favor of such amendment or transaction.

Affiliated Transactions

         The Virginia Stock Corporation Act (the "Virginia Act") contains provisions governing "Affiliated Transactions" designed to deter certain coercive two-tier takeovers of Virginia corporations. Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an "Interested Shareholder" (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Act, an "Interested Shareholder" is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

         Subject to certain exceptions discussed below, the provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of more than two-thirds of the outstanding shares of the corporation entitled to vote, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the "Disinterested Directors." A "Disinterested Director" means, with respect to a particular Interested Shareholder, a member of a corporation's board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the corporation's board of directors. At the expiration of the three year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of more than two-thirds of the outstanding shares of the corporation entitled to vote, other than those beneficially owned by the Interested Shareholder.

         The principal exceptions to the special voting requirement apply to Affiliated Transactions occurring after the three-year period has expired and require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements of the statute. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. The fair price requirements also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder, unless approved by a majority of the Disinterested Directors.

         None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder (i) who was an Interested Shareholder on the date the corporation first became subject to the provisions of the Virginia Act governing Affiliated Transactions by virtue of its having 300 shareholders of record or (ii) whose acquisition of shares making such a person an Interested Shareholder was approved by a majority of the corporation's Disinterested Directors.

         The provisions of the Virginia Act governing Affiliated Transactions are inapplicable to transactions with the Company until the Company has more than 300 shareholders of record. In addition, the Affiliated Transactions provisions provide that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. The Company has not adopted such an amendment.

Control Share Acquisitions

         The Virginia Act contains provisions regulating certain "control share acquisitions," which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33-1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. If the acquiring person's shares are not accorded voting rights (or if no request for a special meeting is made by an acquiror), the corporation may, if authorized by its charter and bylaws prior to the control share acquisition, purchase the acquiring person's shares at their cost to the acquiring person. If voting rights are approved and the acquiring person controls 50% or more of the voting power, all shareholders other than the acquiring person have dissenters' rights which enable them to receive the "fair value" of their shares. "Fair value" is not less than the highest price paid in the control share acquisition. The provisions of the Virginia Act relating to control share acquisitions are inapplicable to a corporation until it has more than 300 shareholders. The Virginia Act permits corporations to opt-out of its provisions by adopting a bylaw or charter provision prior to a control share acquisition stating that the control share provisions of the Virginia Act shall not apply. The Company's Bylaws contain a provision opting-out of the control share provisions of the Virginia Act.

Liability and Indemnification of Directors and Officers

         As permitted by the Virginia Act, the Articles contain provisions which indemnify directors and officers of the Company to the full extent permitted by Virginia law and eliminate the personal liability of directors and officers for monetary damages to the Company or its shareholders for breach of their fiduciary duties, except to the extent such indemnification or elimination of liability is prohibited by the Virginia Act. These provisions do not limit or eliminate the rights of the Company or any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director's or officer's fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his role as a director or officer and do not relieve a director or officer from liability if he engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

         In addition, the Articles provide for the indemnification of both directors and officers for expenses incurred by them in connection with the defense or settlement of claims asserted against them in their capacities as directors and officers. This right of indemnification extends to judgments or penalties assessed against them. The Company has limited its exposure to liability for indemnification of directors and officers by purchasing directors and officers liability insurance coverage.

Transfer Agent and Registrar

         American Stock Transfer & Trust Company will serve as transfer agent and registrar for the Common Stock.

Shares Eligible for Future Sale

         Upon consummation of the Offering, the Company will have 4,009,509 shares of Common Stock outstanding. All of the shares issued in the Offering (plus any shares issued upon the exercise of the Underwriters' over-allotment option) will be freely tradeable without restriction or registration under the Securities Act of 1933, as amended (the "Securities Act"), unless owned by an affiliate of the Company, subject to the lock-up agreements described below. All shares issued prior to the Offering, as well as any other shares held by "affiliates" of the Company are subject to resale restrictions under the Securities Act. An affiliate of an issuer is defined in Rule 144 under the Securities Act as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term "control" to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract, or otherwise. All directors and executive officers of the Company will likely be deemed to be affiliates. See "Management -- Ownership of the Common Stock." Shares held by affiliates and shares issued prior to the Offering may be eligible for sale in the open market without registration in accordance with the provisions of Rule 144. Upon consummation of the Offering, the shares of Common Stock issued prior to the Offering will be "restricted securities," within the meaning of Rule 144.


         In general, under Rule 144 any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including affiliates, and any affiliate who holds shares sold in a public offering, may sell, within any three-month period, a number of such shares that does not exceed the greater of (i) 1% of the then outstanding shares of the Common Stock or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale. Rule 144 also requires that the securities must be sold in "brokers' transactions," as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. After restricted securities are held for two years, a person who is not deemed an affiliate of the Company is entitled to sell such shares under Rule 144 without regard to the volume and manner of sale limitations described above. Sales of shares by affiliates will continue to be subject to the volume and manner of sale limitations.

         No prediction can be made of the effect, if any, that future sales of shares of Common Stock, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares of Common Stock, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

                                  UNDERWRITING

         Subject to the terms and conditions contained in the Underwriting Agreement, the underwriters named below (the "Underwriters"), for whom Scott & Stringfellow, Inc., Interstate/Johnson Lane Corporation and Ferris, Baker Watts Incorporated, are acting as representatives (the "Representatives"), have severally agreed to purchase from the Company, and the Company has agreed to sell to the Underwriters named below, the respective number of shares of Common Stock set forth opposite each Underwriter's name below:

         Underwriter                                            Number of Shares

Scott & Stringfellow, Inc............................
Interstate/Johnson Lane Corporation..................
Ferris, Baker Watts Incorporated.....................

         The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to approval of certain legal matters by counsel and to various other conditions. The nature of the Underwriters' obligations is such that they are committed to purchase and pay for all of the shares of Common Stock if any are purchased.

         The Underwriters propose to offer the Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus and to certain securities dealers at such price less a concession not in excess of $ per share. The Underwriters may allow, and such selected dealers may reallow, a concession not in excess of $ per share to certain brokers and dealers. After the offering, the price to public, concession, allowance and reallowance may be changed by the Representatives. The Underwriters have agreed that they will not sell shares of Common Stock in the Offering to any one purchaser if such purchaser would beneficially own more than five percent of the issued and outstanding shares of Common Stock after the Offering.


         The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 390,000 additional shares of Common Stock to cover over-allotments, if any, at the same price per share as the initial shares to be purchased by the Underwriters from the Company. To the extent the Underwriters exercise this option, each of the Underwriters will be committed, subject to certain conditions, to purchase such additional shares in approximately the same proportion as set forth in the above table. The Underwriters may purchase such shares only to cover over-allotments, if any, made in connection with the Offering.

         The executive officers and directors of the Company, have agreed that they will not offer, sell, contract to sell or grant an option to purchase or otherwise dispose of any shares of the Common Stock, options or warrants to acquire shares of Common Stock or any securities exercisable for or convertible into Common Stock owned by them or acquired in the Offering, in the open market or otherwise, for a period of 90 days from the date of this Prospectus, without the prior written consent of the Underwriters.

         The Company has agreed to indemnify the Underwriters against certain liabilities or to contribute to payments that the Underwriters may be required to make in respect thereof.

         Prior to the Offering, there has been no market for the Common Stock. The Common Stock has been approved for listing on The Nasdaq SmallCap Market; however, there can be no assurance that an active trading market for the Common Stock will develop or be sustained. See "Market for Common Stock." The public offering price for the Common Stock will be determined by negotiation between the Company and the Underwriters. Among the factors that will be considered in such negotiations are the prospects for the Company and the industry in which it competes, an assessment of the Company's management, its proposed operations, the prospects for future earnings of the Company, the present state of the Company's development, the general condition of the securities markets at the time of the Offering, the demand for the Common Stock, and the market prices of and demand for the publicly-traded common stock of comparable companies in recent periods. The Underwriters intend to make a market in the Common Stock following completion of the Offering.

         In order to facilitate the Offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may overallot in connection with the Offering creating a short position in the Common Stock for its own account. In addition, to cover overallotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the Underwriters may reclaim selling concessions allowed to a dealer for distributing the Common Stock in the Offering, if the Underwriters repurchase previously distributed Common Stock in transactions to cover short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.



                                 LEGAL OPINIONS

         Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Williams, Mullen Christian & Dobbins, P.C., Richmond, Virginia. Certain legal matters in connection with the Offering are being passed upon for the Underwriters by LeClair Ryan, A Professional Corporation, Richmond, Virginia.


                                     EXPERTS

         The balance sheets of the Company as of March 31, 1998 and December 31, 1997 and the statements of operations, shareholders' equity, and cash flows of the Company for the period from January 1, 1998 to March 31, 1998 and for the period from November 24, 1997 (date of inception) to December 31, 1997 have been included in this Prospectus in reliance on the report of KPMG Peat Marwick LLP, independent accountants, upon the authority of said firm as experts in accounting and auditing.


                              AVAILABLE INFORMATION

         The Company has filed with the United States Securities and Exchange Commission (the "Commission") a Registration Statement on Form SB-2 (the "Registration Statement") under the Securities Act with respect to the Common Stock offered hereby. For further information with respect to the Company and the Common Stock offered by this Prospectus, reference is made to the Registration Statement and the exhibits filed as a part thereof. The Registration Statement, including exhibits, may be inspected without charge at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at CitiCorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of all or part of the Registration Statement may be obtained from the Commission's principal office in Washington, D.C. upon payment of the prescribed fees. Statements contained in this Prospectus as to the contents of any contract or other documents referred to are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

         Prior to the Offering, the Company has not been subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and accordingly has not filed reports and other information pursuant thereto with the Commission. As a result of the Offering, however, the Company will become subject to the informational requirements of the Exchange Act and will furnish the reports and other information required thereby to the Commission. The Company also will furnish annual reports to its shareholders containing audited financial statements of the Company, as well as quarterly reports containing unaudited financial information.

                         CARDINAL FINANCIAL CORPORATION

                         INDEX TO FINANCIAL STATEMENTS

                      MARCH 31, 1998 AND DECEMBER 31, 1997





                                                                                                                               Page

Independent Auditors' Report................................................................................................   F-2
Balance Sheet as of march 31, 1998 and December 31, 1997....................................................................   F-3
Statements of Operations for the period ended January 1, 1998 to March 31, 1998 and the period from November
  24, 1997 (date of inception) to December 31, 1997.........................................................................   F-4
Statements of Shareholders' Equity for the period ended January 1, 1998 to March 31, 1998 and the period from
  November 24, 1997 (date of inception) to December 31, 1997................................................................   F-5
Statements of Cash Flows for the period ended January 1, 1998 to March 31, 1998 and the period from November
  24, 1997 (date of Inception) to December 31, 1997.........................................................................   F-6
Notes to Financial Statements...............................................................................................   F-7


Independent Auditors' Report



The Board of Directors
Cardinal Financial Corporation:


We have audited the accompanying balance sheets of Cardinal Financial Corporation (the Company) as of March 31, 1998 and December 31, 1997, and the related statements of operations, shareholders' equity, and cash flows for the period from January 1, 1998 to March 31, 1998 and for the period from November 24, 1997 (date of inception) to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Cardinal Financial Corporation as of March 31, 1998 and December 31, 1997, and the results of its operations and its cash flows for the period from January 1, 1998 to March 31, 1998 and for the period from November 24, 1997 (date of inception) to December 31, 1997, in conformity with generally accepted accounting principles.



                                             /s/ KPMG Peat Marwick LLP


Washington, DC
April 29, 1998

                         CARDINAL FINANCIAL CORPORATION

                                 Balance Sheets

                      March 31, 1998 and December 31, 1997

---------------------------------------------------------------------------------------------------------------------

                                                                                   March 31,            December 31,
Assets                                                                                  1998                    1997
---------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents                                                $         9,676,049               4,283,454
Subscriptions receivable (note 2)                                                    202,132               4,509,652
Property and equipment, net (note 3)                                                 279,700                       -
Other assets                                                                           3,440                   2,740
---------------------------------------------------------------------------------------------------------------------

Total assets                                                             $        10,161,321               8,795,846
---------------------------------------------------------------------------------------------------------------------

Liabilities and Shareholders' Equity
---------------------------------------------------------------------------------------------------------------------

Liabilities:
     Borrowings (note 4)                                                 $                 -                 185,000
     Accounts payable and accrued expenses                                            36,458                  59,591
---------------------------------------------------------------------------------------------------------------------

Total liabilities                                                                     36,458                 244,591
---------------------------------------------------------------------------------------------------------------------

Shareholders' equity
     Common stock, $1 par value, 50,000,000 shares authorized,
         1,409,509 and 1,174,988 outstanding at March 31, 1998
         and December 31, 1997, respectively                                       1,409,509               1,174,988
     Uncollected subscriptions receivable                                            (99,977)                (99,977)
     Additional paid in capital                                                    9,145,809               7,621,422
     Accumulated deficit                                                            (330,478)               (145,178)
---------------------------------------------------------------------------------------------------------------------

Total shareholders' equity                                                        10,124,863               8,551,255
---------------------------------------------------------------------------------------------------------------------

Total liabilities and shareholders' equity                              $         10,161,321               8,795,846
---------------------------------------------------------------------------------------------------------------------

                See accompanying notes to financial statements.

                         CARDINAL FINANCIAL CORPORATION

                            Statements of Operations

   For the period ended January 1, 1998 to March 31, 1998 and the period from November 24, 1997 (date of inception) to December 31, 1997


---------------------------------------------------------------------------------------------------------------

                                                                                   March 31,   December 31,
                                                                                        1998              1997
---------------------------------------------------------------------------------------------------------------

Income - interest income                                                  $          101,236              7,041
Expense - interest on borrowing                                                        1,616              2,724
---------------------------------------------------------------------------------------------------------------

Net interest income                                                                   99,620              4,317

Other expenses:
     Salary and benefits                                                             120,289             66,918
     Occupancy                                                                        58,497             42,500
     Professional fees                                                                61,461             18,142
     Other operating expenses                                                         44,673             21,935
---------------------------------------------------------------------------------------------------------------

Total expenses                                                                       284,920            149,495
---------------------------------------------------------------------------------------------------------------

Net loss before income taxes                                                        (185,300)          (145,178)
Provision for income taxes (note 6)                                                        -                  -
---------------------------------------------------------------------------------------------------------------

Net loss                                                                  $         (185,300)          (145,178)
---------------------------------------------------------------------------------------------------------------

Basic and diluted loss per common share                                                (0.14)             (0.12)

Weighted-average shares outstanding                                                1,370,422          1,174,988
---------------------------------------------------------------------------------------------------------------

                See accompanying notes to financial statements.

                         CARDINAL FINANCIAL CORPORATION

                       Statements of Shareholders' Equity

   For the period ended January 1, 1998 to March 31, 1998 and the period from November 24, 1997 (date of inception) to December 31, 1997

------------------------------------------------------------------------------------------------------------------------------------

                                                               Common      Additional                   Uncollected
                                                                stock         paid-in     Accumulated  subscription
                                                           subscribed         capital        deficit     receivable           Total
------------------------------------------------------------------------------------------------------------------------------------
Balance, November 24, 1997                           $              -               -              -             -                -

Issuance of 1,174,988 shares of common stock
     par value $1, at $7.50 per share, net of costs         1,174,988       7,621,422              -       (99,977)       8,696,433
Net loss                                                            -               -       (145,178)            -         (145,178)
------------------------------------------------------------------------------------------------------------------------------------

Balance, December 31, 1997                                  1,174,988       7,621,422       (145,178)      (99,977)       8,551,255

Issuance of 234,521 shares of common stock par
     value $1, at $7.50 per share, net of costs               234,521       1,524,387              -             -        1,758,908
Net loss                                                            -               -       (185,300)            -         (185,300)
------------------------------------------------------------------------------------------------------------------------------------

Balance, March 31, 1998                              $      1,409,509       9,145,809       (330,478)      (99,977)      10,124,863
------------------------------------------------------------------------------------------------------------------------------------

                See accompanying notes to financial statements.

                         CARDINAL FINANCIAL CORPORATION

                            Statements of Cash Flows

   For the period ended January 1, 1998 to March 31, 1998 and the period from November 24, 1997 (date of inception) to December 31, 1997


--------------------------------------------------------------------------------------------------------------------

                                                                                  March 31,            December 31,
                                                                                       1998                    1997
--------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
     Net loss                                                            $         (185,300)               (145,178)
     Adjustments to reconcile net loss to net cash operating activities:
              Depreciation                                                            2,500                       -
              Increase in other assets                                                 (700)                 (2,740)
              Increase (decrease) in accounts payable and
                  accrued expenses                                                  (23,133)                 59,591
--------------------------------------------------------------------------------------------------------------------

              Net cash used in operating activities                                (206,633)                (88,327)
--------------------------------------------------------------------------------------------------------------------

Cash flows from investing activities - purchase of fixed assets                    (282,200)                      -
--------------------------------------------------------------------------------------------------------------------

Cash flows from financing activities:
     Proceeds from stock issuance, net                                            1,758,908               8,696,433
     Decrease (increase) in subscription receivables                              4,307,520              (4,509,652)
     (Repayment) proceeds of borrowings                                            (185,000)                185,000
--------------------------------------------------------------------------------------------------------------------

     Net cash provided by financing activities                                    5,881,428               4,371,781
--------------------------------------------------------------------------------------------------------------------

Net increase in cash and cash equivalents                                         5,392,595               4,283,454

Cash and cash equivalents at beginning of period                                  4,283,454                       -
--------------------------------------------------------------------------------------------------------------------

Cash and cash equivalents at end of period                               $        9,676,049               4,283,454
--------------------------------------------------------------------------------------------------------------------

                See accompanying notes to financial statements.

CARDINAL FINANCIAL CORPORATION

Notes to Financial Statements

March 31, 1998 and December 31, 1997

===============================================================================


   (1)   Organization and Summary of Significant Accounting Policies

         Organization

         Cardinal Financial Corporation (the "Company") was incorporated November 24, 1997 under the laws of the Commonwealth of Virginia as a holding company whose activities will consist of investment in a wholly owned subsidiary, Cardinal Bank, National Association (the "Bank") which was established in April 1998. In connection with the formation of the Company, 50,000,000 shares of $1 par value stock were authorized and 1,409,509 and 1,174,988 were outstanding as of March 31, 1998 and December 31, 1997, respectively.

         Basis of Financial Statement Presentation

         The financial statements have been prepared on the accrual basis and in conformity with generally accepted accounting principles. In preparing the financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

         Cash and Cash Equivalents

         For purposes of reporting cash flows, the Company has defined cash and cash equivalents as those amounts included in a money market account and due from banks.

         Property and Equipment

         Property and equipment are stated at cost, less accumulated depreciation and amortization. Amortization of leasehold improvements is computed using the straight-line method over the useful lives of the improvements or the lease term, whichever is shorter. Depreciation of property and equipment is computed using the straight-line method over their estimated useful lives ranging from 3 to 7 years.

         Income Taxes

         Deferred tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred tax assets or liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

                                                                     (Continued)

CARDINAL FINANCIAL CORPORATION

Notes to Financial Statements


===============================================================================

   (1)   Continued

         Earnings Per Share

         In 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 128, Earnings per Share. SFAS No. 128 replaced the calculation of primary and fully-diluted earnings per share with basic and diluted earnings per share. Basic and diluted loss per common share was computed by dividing net loss by the weighted average number of shares of common stock outstanding during the periods. There were no common stock equivalents outstanding at March 31, 1998 and December 31, 1997, respectively.

         New Accounting Standards

         On January  1, 1998 the  Company  implemented  Statement  of  Financial
         Accounting Standards No. 130 (SFAS 130), Reporting Comprehensive Income. The disclosures required under SFAS 130 have been excluded from the financial statements since the Company had no items of Comprehensive income at March 31, 1998.

         In April 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). SOP 98-5 requires that costs incurred during start-up activities, including organization costs, be expensed as incurred. SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998, but the Company has elected early adoption.


   (2)   Subscription Receivable

         Subscription receivable represent stock subscribed for which payment has yet to be received. Subscription receivable of $202,132 at March 31, 1998 and $4,509,652 at December 31, 1997 were collected as of April 29, 1998.


   (3)   Property and Equipment, Net

         Property and equipment at March 31, 1998 consists of the following:

         Furniture and equipment                                    $    128,795
         Leasehold improvements                                          153,405
         -----------------------------------------------------------------------

                                                                         282,200

         Accumulated depreciation                                          2,500
         -----------------------------------------------------------------------

                                                                    $    279,700
         -----------------------------------------------------------------------


                                                                     (Continued)

CARDINAL FINANCIAL CORPORATION

Notes to Financial Statements

===============================================================================

   (4)   Borrowings

         The Company borrowed $185,000 from related parties in order to begin operations. The interest rate on the borrowings is 8.5 percent. The Company repaid the borrowings plus accrued interest in January 1998.


   (5)   Commitments

         The Company entered into a lease for office space for a term of ten years beginning January 1998. This lease is subject to annual increases, as well as allocations of real estate taxes and certain operating expenses.

         Minimum future rental payments under the noncancelable operating lease are as follows:

                                                               Amount
               -------------------------------------------------------

               April 1, 1998 to December 31, 1998        $     33,452
               1999                                            86,130
               2000                                           106,457
               2001                                           109,650
               2002                                           112,933
               Thereafter                                     617,463
               -------------------------------------------------------

                                                         $  1,066,085
               -------------------------------------------------------



         The rent expense for the three months ended March 31, 1998 was $16,726 and $0 for the period ended December 31, 1997.


   (6)   Provision for Income Taxes

         The provision for income taxes consists of the following:

                                       March 31, 1998         December 31, 1997
         -----------------------------------------------------------------------

         Current                      $             -                      -
         Deferred                                   -                      -
         -----------------------------------------------------------------------

                                      $             -                      -
         -----------------------------------------------------------------------


                                                                     (Continued)

CARDINAL FINANCIAL CORPORATION

Notes to Financial Statements


===============================================================================

   (6)   Continued

         The provisions for income taxes are reconciled to the amount computed by applying the federal corporate tax rate of 34 percent to income before taxes as follows:


                                                               March 31, 1998         December 31, 1997
         ----------------------------------------------------------------------------------------------

         Income tax (benefit) at federal corporate rate      $          (63,002)               (40,861)
         Nondeductible expenses                                             171                  1,947
         Change in valuation allowance                                   62,831                 38,914
         ----------------------------------------------------------------------------------------------

                                                             $                -                      -
         ----------------------------------------------------------------------------------------------

         The  tax  effects  of  temporary   differences  between  the  financial
         reporting basis and income tax basis of assets and liabilities relate to the following:

                                                               March 31, 1998        December 31, 1997
         ----------------------------------------------------------------------------------------------
         Deferred tax assets:
              Organization and other costs                   $           13,829                 14,570
              Net operating loss carryforwards                           89,521                 24,344
         ----------------------------------------------------------------------------------------------

         Total gross deferred assets                                    103,350                 38,914

         Less valuation allowance                                      (101,745)               (38,914)
         ----------------------------------------------------------------------------------------------

         Net deferred tax assets                                          1,605                      -

         Deferred tax liabilities:
              Depreciation                                                1,605                      -
         ----------------------------------------------------------------------------------------------

         Total gross deferred tax liabilities                             1,605                      -
         ----------------------------------------------------------------------------------------------

         Net deferred tax asset                                               -                      -
         ----------------------------------------------------------------------------------------------

         Deferred income taxes reflect temporary differences in the recognition of revenue and expenses for tax reporting and financial statement purposes, principally because certain items, such as depreciation and amortization are recognized in different periods for financial reporting and tax return purposes. A valuation allowance in the amount of $101,745 has been established for deferred tax assets, as realization is dependent upon generating future taxable income.

         The Company has a net operating loss carryforward of approximately $263,000 at March 31, 1998.


================================================================================

===============================================       ===============================================

No dealer,  salesman or other  person has been
authorized to give any  information or to make
any   representation  not  contained  in  this
Prospectus,   and  if  given  or  made,   such
information  or  representation  must  not  be
relied upon as having been  authorized  by the
Company.  This  Prospectus does not constitute                        2,600,000 Shares
an offer to sell or a solicitation of an offer
to  buy  any   securities   other  than  those
specifically  offered  hereby  or an  offer or
solicitation in any jurisdiction to any person             [CARDINAL FINANCIAL CORPORATION LOGO]
to whom it is  unlawful  to make an  offer  or
solicitation.  Neither  the  delivery  of this
Prospectus nor any sale made hereunder  shall,
under   any    circumstances,    create    any                          Common Stock
implication  that  there has been no change in
the  affairs  of the  Company  since  the date
hereof  or  that  the  information  herein  is
correct as of any time  subsequent to its date
or the date hereof.

              ______________________

                 Table of Contents                                   __________________
                                          Page
                                                                         PROSPECTUS
Prospectus Summary...........................3                       __________________
Summary Financial Data.......................6
Risk Factors.................................6
Use of Proceeds.............................10
Market for Common Stock.....................11
Dividend Policy.............................11
Dilution....................................11
Capitalization..............................12                   Scott & Stringfellow, Inc.
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations...............................13                    Interstate/Johnson Lane
Business....................................14                         Corporation
Management..................................26
Government Supervision and Regulation.......35
Description of Capital Stock................38                      Ferris, Baker Watts
Underwriting................................42                          Incorporated
Legal Opinions..............................44
Experts.....................................44
Available Information.......................44
Index to Financial Statements..............F-1                                , 1998


Until            , 1998, all dealers effecting
transactions  in the Common Stock,  whether or
not participating in this distribution, may be
required to deliver a  Prospectus.  This is in
addition  to  the  obligation  of  dealers  to
deliver   a   Prospectus    when   acting   as
Underwriter  and with  respect to their unsold
allotments or subscriptions.

===============================================       ===============================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 25.  Other Expenses of Issuance and Distribution

Securities and Exchange Commission Registration Fee..............................................$ 9,735*
National Association of Securities Dealers Examination Fee.......................................$ 3,789*
NASDAQ SmallCap Market Listing Fee...............................................................$ 9,400*
Printing Expenses................................................................................$10,000
Accounting Fees and Expenses.....................................................................$40,000
Legal Fees and Expenses..........................................................................$60,000
Blue Sky Fees and Expenses.......................................................................$10,000
Miscellaneous Expenses...........................................................................$10,000

Total...........................................................................................$152,924
                                                                                                 =======

---------------
  *  Represents actual expenses.  All other expenses are estimates.


Item 27.  Exhibits

         The following exhibits are filed on behalf of the Registrant as part of this Registration Statement:

Exhibit No.                       Description

1                 Form of Underwriting Agreement *
3.1               Articles of Incorporation
3.2               Bylaws
4                 Form of Stock Certificate *
5                 Opinion of Williams, Mullen, Christian & Dobbins, P.C. *
10                Employment  Contract for L. Burwell Gunn, Jr.
21                List of Subsidiaries
23.1              Consent  of  Williams,   Mullen,  Christian  &  Dobbins,  P.C.
                  (included in Exhibit 5 above) *
23.2              Consent of KPMG Peat Marwick LLP*
24                Powers of Attorney (included on signature page)
27                Financial Data Schedule

--------------------------
*  Filed herewith.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Fairfax, Commonwealth of Virginia, on June 16, 1998.

                                       CARDINAL FINANCIAL CORPORATION



                                       By: /s/ L. Burwell Gunn, Jr.
                                           -------------------------------------
                                           L. Burwell Gunn, Jr.
                                           President and Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

               Signature                                      Title                                  Date

          /s/ L. Burwell Gunn                   President, Chief Executive Officer
----------------------------------------                   and Director                          June 16, 1998
            L. Burwell Gunn                       (Principal Executive Officer)


         /s/ Joseph L. Borrelli                 (Principal Financial Officer and                 June 16, 1998
----------------------------------------          Principal Accounting Officer)
           Joseph L. Borrelli

                   *                                         Director
----------------------------------------
            Robert M. Barlow

                   *                                         Director
----------------------------------------
          Wayne W. Broadwater

                   *                                         Director
----------------------------------------
             Nancy K. Falck


                   *                                         Director
----------------------------------------
             Anne B. Hazel

                   *                                         Director
----------------------------------------
          Harvey W. Huntzinger

                   *                                         Director
----------------------------------------
            Jones V. Isaac

                   *                                         Director
----------------------------------------
             Dale B. Peck

                   *                                         Director
----------------------------------------
            James D. Russo

                   *                                         Director
----------------------------------------
           John H. Rust, Jr.

                   *                                         Director
----------------------------------------
            H. Steve Swink

         * L. Burwell Gunn, Jr., by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of the Registration Statement.



Date:  June 16, 1998                   /s/ L. Burwell Gunn, Jr.
                                       -----------------------------------------
                                       L. Burwell Gunn, Jr.
                                       Attorney-in-Fact

                                  EXHIBIT INDEX



Exhibit No.                      Description
-----------                      -----------

1                 Form of Underwriting Agreement *
3.1               Articles of Incorporation
3.2               Bylaws
4                 Form of Stock Certificate *
5                 Opinion of Williams, Mullen, Christian & Dobbins, P.C. *
10                Employment  Contract for L. Burwell Gunn, Jr.
21                List of Subsidiaries
23.1              Consent  of  Williams,   Mullen,  Christian  &  Dobbins,  P.C.
                  (included in Exhibit 5 above) *
23.2              Consent of KPMG Peat Marwick LLP*
24                Powers of Attorney (included on signature page)
27                Financial Data Schedule

--------------------------
*  Filed herewith.